Exhibit 10.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

TIMIOS, INC.,

ADOBE TITLE, L.L.C.

AND

THE MEMBERS OF ADOBE TITLE, L.L.C.

September 15, 2013

TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE OF ASSETS		1

1.1	PURCHASE AND SALE OF ASSETS	1
1.2	EXCLUDED ASSETS	3
1.3	ASSUMPTION OF LIABILITIES	3
1.4	EXCLUDED LIABILITIES	4
1.5	CLOSING	5
1.6	TRANSFER DOCUMENTS; OTHER CLOSING DELIVERABLES	6
1.7	CONSENT OF THIRD PARTIES	7
1.8	FURTHER ASSURANCES	8
1.9	WITHHOLDING RIGHTS	8
1.10	TRANSFER TAXES	8

ARTICLE II PURCHASE PRICE; CONTINGENT PAYMENTS		8

2.1	PURCHASE PRICE	8
2.2	CONTINGENT PAYMENTS	8
2.3	RIGHT OF SET-OFF	10
2.4	ALLOCATION OF PURCHASE PRICE	10

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE MEMBERS		10

3.1	ORGANIZATION, GOOD STANDING AND QUALIFICATION	11
3.2	SUBSIDIARIES AND INVESTMENTS	11
3.3	OWNERSHIP OF THE COMPANY	11
3.4	AUTHORIZATION; BINDING OBLIGATION	11
3.5	CONSENTS AND APPROVALS	12
3.6	NO VIOLATION	12
3.7	BUSINESS LICENSES	12
3.8	TITLE TO AND CONDITION OF PROPERTIES; SUFFICIENCY OF ASSETS; OWNERSHIP OF ASSETS	13
3.9	REAL PROPERTY	13
3.10	PERSONAL PROPERTY LEASES	15
3.11	ENVIRONMENTAL MATTERS	15
3.12	FINANCIAL STATEMENTS; NO UNDISCLOSED LIABILITIES	16
3.13	ABSENCE OF CERTAIN EVENTS	17
3.14	LEGAL PROCEEDINGS	18
3.15	COMPLIANCE WITH LAWS	19
3.16	EMPLOYMENT MATTERS	19
3.17	NO BROKERS	21
3.18	TAXES	21
3.19	CONTRACTS	22
3.20	TRANSACTIONS WITH AFFILIATES	24
3.21	INSURANCE	24
3.22	INTELLECTUAL PROPERTY	24
3.23	ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE	27
3.24	ABSENCE OF RESTRICTIONS ON BUSINESS ACTIVITIES	28
3.25	CERTAIN BUSINESS PRACTICES	28

3.26	ANTI-TERRORISM LAWS; TRADING WITH THE ENEMY	28
3.27	BOOKS AND RECORDS	28
3.28	INTERNAL CONTROLS	28
3.29	RELATIONSHIPS WITH CLIENTS AND VENDORS	29
3.30	SOLVENCY	29
3.31	NO BROKERS	29
3.32	DISCLOSURE	30

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE MEMBERS		30

4.1	AUTHORITY; EXECUTION; ENFORCEABILITY	30
4.2	TITLE TO COMPANY MEMBERSHIP INTERESTS	30
4.3	CONSENTS AND APPROVALS	30
4.4	NO VIOLATION	30
4.5	LEGAL PROCEEDINGS	31
4.6	NO BROKERS	31

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE BUYER		31

5.1	ORGANIZATION; GOOD STANDING AND QUALIFICATION	31
5.2	AUTHORIZATION; BINDING OBLIGATION	31
5.3	CONSENTS AND APPROVALS	31
5.4	NO CONFLICT	31
5.5	NO BROKERS	32
5.6	LEGAL PROCEEDINGS	32

ARTICLE VI COVENANTS		32

6.1	PUBLIC ANNOUNCEMENTS	32
6.2	RETENTION OF AND ACCESS TO BOOKS AND RECORDS	32
6.3	LITIGATION COOPERATION	32
6.4	ASSIGNMENT OF REAL PROPERTY LEASES	33
6.5	TRANSITION MATTERS	33
6.6	ACCOUNTS RECEIVABLE/COLLECTIONS	33
6.7	EMPLOYMENT MATTERS	33

ARTICLE VII SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION		35

7.1	SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS	35
7.2	INDEMNIFICATION	35
7.3	LIMITATIONS ON INDEMNIFICATION	36
7.4	INDEMNIFICATION PROCESS	37
7.5	OTHER CLAIMS	38
7.6	FRAUD AND RELATED CLAIMS; CHARACTERIZATION OF PAYMENTS	38
7.7	INSURANCE CLAIMS	39
7.8	DUTY TO MITIGATE	39

ARTICLE VIII MISCELLANEOUS		39

8.1	ENTIRE AGREEMENT	39
8.2	ASSIGNMENT	39
8.3	AMENDMENT AND WAIVER	39
8.4	EXPENSES	40
8.5	COUNTERPARTS	40
8.6	GOVERNING LAW; VENUE	40

8.7	SPECIFIC PERFORMANCE	40
8.8	INTERPRETATION	40
8.9	SEVERABILITY	41
8.10	NOTICES	41
8.11	REPRESENTATION BY COUNSEL	42
8.12	CONSTRUCTION	42
8.13	WAIVERS	42
8.14	THIRD PARTY BENEFICIARIES	42
8.15	BULK SALES LAW	43
8.16	WAIVER OF JURY TRIAL	43

EXHIBITS AND SCHEDULES

EXHIBITS:

Exhibit A	Form of Non-Competition Agreement
Exhibit B	Form of Bill of Sale
Exhibit C	Form of Promissory Note

SCHEDULES:

Schedule I	Index of Defined Terms; Table of Definitions

Schedule 1.1a Contracts
Schedule 1.1b Tangible Personal Property revised
Schedule 1.1c Approvals and Orders
Schedule 1.1d Prepaid Expenses etc
Schedule 1.1g Telephone Numbers
Schedule 1.1h Real and Personal Property
Schedule 1.2a Certain Excluded Assets
Schedule 1.2g Excluded Assets
Schedule 1.2hCertainExcludedAssets
Schedule 1.4b Certain Excluded Liabilities
Schedule 3.10 Personal Property Leases
Schedule 3.9 a Schedule of Real Property leases
Schedule 3.11a and bEnvironmental Consideration
Schedule 3.12
Schedule 3.14a Pending Litigation
Schedule 3.14b Prior Litigation
Schedule 3.15 Compliance with Law
Schedule 3.16a Employee Start Date Schedule with Salary
Schedule 3.16b Employee - Outstanding loans and advances
Schedule 3.16 e Employee Benefit Plans
Schedule 3.18
Schedule 3.19 Contracts Reference
Schedule 3.1b Licensed
Schedule 3.21 - Insurance
Schedule 3.22a Intellectual Property
Schedule 3.22b Licensed Intellectual Property
Schedule 3.22d Intellectual Properties Inventions
Schedule 3.22h Software
Schedule 3.22i Open Source Software
Schedule 3.22k Databases2
Schedule 3.23 b AP
Schedule 3.23a AR
Schedule 3.29a List of clients with more than 10k in revenue
Schedule 3.29b list all vendors
Schedule 3.31 Brokers
Schedule 4.6 Brokers

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of September 15, 2013, is made by and among Timios, Inc., a Delaware corporation (“Buyer”), Adobe Title, L.L.C., a Texas limited liability company (the “Company”), and Hudson Henley and Geoff Henley (each, individually a “Member” and collectively the “Members”).

WHEREAS, the Company is engaged in the business of providing title insurance and escrow services (the “Business”);

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company wishes to sell, assign and transfer to the Buyer, and the Buyer wishes to purchase from the Company, all of the assets and properties owned, used or held for use by the Company, and the Buyer is willing to assume from the Company certain Liabilities;

WHEREAS, the Members own all of the issued and outstanding membership interests in the Company, which consists of two (2) units of the Company;

WHEREAS, as a condition and material inducement to the Buyer entering into this Agreement, concurrently with the execution and delivery of this Agreement, each of the Company and the Members is entering into a non-competition, non-solicitation and confidentiality agreement with the Buyer in substantially the form attached hereto as Exhibit A (each, a “Non-Competition Agreement”); and

WHEREAS, capitalized terms used and not otherwise defined herein shall have the meanings set forth in Schedule I attached hereto.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1                         Purchase and Sale of Assets.  At the Closing, on the terms and subject to the conditions set forth in this Agreement, the Company shall sell, assign, transfer and deliver to the Buyer, and relinquish to the Buyer (together with its successors and assigns) in perpetuity, free and clear of all Liens, all right, title and interest in and to all of the Acquired Assets.  As used in this Agreement, the term “Acquired Assets” means all of the assets, properties, rights, interests and goodwill of the Company of every kind and nature whatsoever, whether real, personal or mixed, tangible or intangible, wherever located, owned, used or held for use by the Company, including the following, but excluding the Excluded Assets:

(a)                                 all sales Contracts pursuant to which the Seller has agreed to provide services to customers and (ii) all other Contracts listed on Schedule 1.1(a) attached hereto (collectively, the “Assigned Contracts”);

(b)                                 all tangible personal property of the Company, including, all equipment, machinery, tools, molds, furniture, fixtures, office equipment, computers, communications equipment, supplies, spare and replacement parts and other physical assets of the Company (including the tangible personal property listed on Schedule 1.1(b) attached hereto);

(c)                                  all rights of the Company, to the extent transferable, under all Approvals and Orders relating to the operation of the Business, including those listed on Schedule 1.1(c) attached hereto;

(d)                                 all rights of the Company with respect to all credits, refunds, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items, including those listed on Schedule 1.1(d) attached hereto;

(e)                                  all accounts receivable, notes receivable, Indebtedness, and other rights to payment payable or otherwise owed to the Company (collectively, the “Accounts Receivable”);

(f)                                   all books, records, information, files, manuals, databases and other materials maintained by or on behalf of the Company in any medium (including, where available, digital media), including all customer, vendor and mailing lists and databases, advertising materials, files and correspondence, market research studies and surveys, operating data and plans, production data, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), equipment repair, maintenance and service records, sales and promotional materials and records, purchasing and billing records, research and development files, data, intellectual property disclosures, media materials, accounting files and records, sales order files, personnel records and all lists of and all rights in and to the information contained therein (collectively, the “Books and Records”);

(g)                                  all telephone numbers, facsimile numbers, websites (including the content thereof), e-mail addresses and Internet domain names, including those listed on Schedule 1.1(g) attached hereto;

(h)                                 all real and personal property interests and rights hereunder (including leasehold interests, licenses, and occupancy rights, collocation rights, easements, servitudes and access to rights-of-way) relating to real or personal property, including the real and personal property listed on Schedule 1.1(h) attached hereto;

(i)                                     all claims, demands, causes of action, rights of recovery, rights of set-off, rights of recoupment, guarantees, warranties, indemnities and similar rights of the Company and all rights to proceeds under insurance policies and indemnity agreements, except to the extent related to the Excluded Assets;

(j)                                    all improvements and fixtures to the real property leased by the Company; and

(k)                                 all goodwill of the Company.

1.2                         Excluded Assets.  Notwithstanding anything to the contrary in Section 1.1 above, the following assets and property of the Company are to be retained by the Company and shall not constitute Acquired Assets (collectively, the “Excluded Assets”):

(a)                                 all Contracts to which the Company is a party or by which the Company or any of its assets or properties are bound, other than the Assigned Contracts (the “Excluded Contracts”);

(b)                                 all rights of the Company under this Agreement and the Related Agreements;

(c)                                  all minute books and equity records of the Company;

(d)                                 subject to the provisions of Section 1.1(i), all insurance policies of the Company;

(e)                                  all personnel records of all Company Employees other than Transferred Employees and all medical records and other medical information of Transferred Employees that the Company is prohibited by Law from transferring to the Buyer;

(f)                                   all Employee Benefit Plans of the Company and all assets related thereto;

(g)                                  those assets specifically set forth in Schedule 1.2(g) attached hereto;

(h)                                 all Company Intellectual Property, and all goodwill associated therewith, licenses and sublicenses granted in respect thereto and rights thereunder, together with all claims against third parties for profits and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including interest which may be imposed in connection therewith), court costs and reasonable fees and disbursements of counsel, consultants and expert witnesses incurred by reason of the past infringement, alleged infringement, unauthorized use or disclosure or alleged unauthorized use or disclosure of any Company Intellectual Property, together with the right to sue for, and collect the same, or to sue for injunctive relief, for the Buyer’s own use and benefit, and for the use and benefit of its successors, assigns or other legal representatives; and

(i)                                     all claims, demands, causes of action, rights of recovery, rights of set-off, rights of recoupment, guarantees, warranties, indemnities and similar rights of the Company all rights to proceeds under insurance policies and indemnity agreements relating to (i) claims by the Company against third parties for tortious interference, defamation, conversion, conspiracy, conversion or other business disparagement that arose on or about April 2, 2013; and (ii) against any third party for the violation of any civil or constitutional right.

1.3                         Assumption of Liabilities.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Buyer shall assume from the Company only the liabilities and obligations relating to contractual obligations of the Company arising after the Closing under any of the Assigned Contracts to the extent that the Company’s rights thereunder are actually (with consent where required) assigned to the Buyer; provided, that, the Buyer shall not assume, and does not hereby agree to pay, discharge or perform, (i) any Damages relating in any manner to or arising from any breach or default of the Company of any Assigned Contract occurring on or prior to the Closing Date regardless of whether the Company discloses such breach or default pursuant to this Agreement, or (ii) any Liability to indemnify any Person under such Assigned Contract arising from or relating to any act or omission occurring prior to the Closing (the “Assumed Liabilities”).

1.4                         Excluded Liabilities.  Except as expressly assumed pursuant to Section 1.3, the Buyer is not assuming and shall not have any liability or obligation whatsoever for any Liabilities of the Company or any of its predecessors or Affiliates whatsoever, whether or not arising out of the ownership or operation of the Business or the Acquired Assets, all of which will be retained and satisfied when due by the Company (the “Excluded Liabilities”).  Without limiting the generality of the foregoing, the Buyer shall not assume or be deemed to assume any of the following Liabilities, all of which shall constitute Excluded Liabilities:

(a)                                 any Liabilities arising under or relating to any written or oral Contract to which the Company or its assets or properties are otherwise subject or bound, other than Liabilities arising under the Assigned Contracts to the extent provided in Section 1.3(a);

(b)                                 any Liabilities of the Company or any of its predecessors or Affiliates in respect of any Indebtedness, trade payables, accrued expenses or Company Transaction Expenses, except to the extent provided in Section 1.3(b);

(c)                                  any Liabilities of the Company or any of its predecessors or Affiliates to any Affiliate or current or former member, option holder or holder of other equity interests of the Company or any of its predecessors or Affiliates;

(d)                                 any Liabilities of the Company or any of its predecessors or Affiliates for or in respect of Taxes, including any sales Taxes or Taxes resulting from or relating to the consummation of the transactions contemplated hereby (including any Taxes that may become due as a result of any bulk sales or similar tax that may be assessed against the Company following the Closing);

(e)                                  any Liabilities of the Company to any present or former manager, member, officer, employee, consultant or independent contractor of the Company or any of its predecessors or Affiliates, or any of their respective spouses, children, other dependents or beneficiaries, including any and all Liabilities arising under any federal, state, local or foreign Laws or Orders (including those relating to employee health and safety);

(f)                                   any Liabilities of the Company or any of its predecessors or Affiliates for any Actions against the Company or any of its predecessors or Affiliates, including any Actions pending or threatened against the Company or any of its predecessors or Affiliates as of the Closing Date;

(g)                                  any Liabilities of the Company or any of its predecessors or Affiliates arising out of or resulting from and violation of or non-compliance with any federal, state, local or foreign Laws or Orders;

(h)                                 any Liabilities of the Company or any of its predecessors or Affiliates arising out of, relating to or resulting from any obligation to indemnify any Person (other than pursuant to an Assigned Contract to the extent assumed pursuant to Section 1.3(a));

(i)                                     any Liabilities of the Company arising under this Agreement or any of the Related Agreements;

(j)                                    any Liabilities resulting from or relating to products sold or services performed by the Company or any of its predecessors or Affiliates, including any warranty Liabilities;

(k)                                 any Liabilities relating to, based in whole or in substantial part on events or conditions occurring or existing in connection with, or arising out of, the shutdown prior to the Closing of any of the operations and facilities utilized by the Company in connection with the Business, including any action prior to the Closing that could be construed as a “plant closing” or “mass layoff,” as those terms are defined in WARN, or any “employment loss,” as defined in

WARN, that any Company Employee may suffer or may be deemed to suffer prior to the Closing;

(l)                                     any Liabilities of the Company or any of its predecessors or Affiliates based upon such Person’s acts or omissions occurring after the Closing;

(m)                             any Liabilities arising under or with respect to any Employee Benefit Plan or any benefit, tax or compensation Liability of any ERISA Affiliate;

(n)                                 any Liabilities of the Company arising in connection with or in any way relating to any property now or previously owned, leased or operated by the Company, its predecessors or Affiliates, or any activities or operations occurring or conducted at any real property now or previously owned, operated or leased by the Company, its predecessors or Affiliates (including offsite disposal), including any Liabilities which arise under or relate to any Environmental Laws;

(o)                                 any other Liabilities attributable in any manner to the Excluded Assets; and

(p)                                 any Liabilities set forth on Schedule 1.4(p) attached hereto.

The disclosure of any obligation or Liability on any schedule to this Agreement shall not create an Assumed Liability or other Liability of the Buyer, except where such disclosed obligation has been expressly assumed by the Buyer as an Assumed Liability in accordance with provisions of Section 1.3 hereof.

1.5                         Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) will take place remotely via the exchange of documents and signatures commencing at 10:00 a.m. simultaneously with the execution of this Agreement on the date of this Agreement (the “Closing Date”).  The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. on the Closing Date.

1.6                         Transfer Documents; Other Closing Deliverables.  At the Closing, the parties shall execute and deliver, or cause to be executed and delivered, the following:

(a)                                 the Company and the Buyer shall execute and deliver to one another a bill of sale, assignment and assumption agreement in substantially the form of Exhibit B attached hereto (the “Bill of Sale”) pursuant to which the Company will transfer and assign to the Buyer the Acquired Assets and the Buyer will assume from the Company the Assumed Liabilities;

(b)                                 all third party consents, and all other Approvals from any Persons or Governmental Authorities that, in the reasonable discretion of the Buyer, are necessary or desirable for the consummation of the transactions contemplated hereby and by the Related Agreements, on the terms, and conferring upon the Buyer all of the rights and benefits, as contemplated herein and therein, shall have been received in form and substance reasonably satisfactory to the Buyer;

(c)                                  all loans or advances made to Company Employees or the Members shall be repaid to the Company in full prior to the Closing;

(d)                                 all Company Indebtedness shall be paid in full or otherwise discharged prior to the Closing and all Liens shall have been discharged to the satisfaction of the Buyer or, at the Buyer’s sole discretion, satisfied by the Buyer’s right to set-off pursuant to Section 2.3;

(e)                                  any accrued vacation and bonus liability with respect to the Transferred Employees shall be paid in full prior to the Closing;

(f)                                   the Company shall have delivered to the Buyer a certificate of the Company’s Secretary, dated as of the Closing Date, in form and substance reasonably satisfactory to the Buyer, certifying as to and attaching (if applicable): (i) complete and accurate copies of the Organizational Documents of the Company, (ii) the incumbency of the officers executing this Agreement and (iii) complete and accurate copies of resolutions of the Board of Managers and Members authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and the acts of the managers and officers of the Company in carrying out the terms and provisions hereof and thereof;

(g)                                  each of the Company and the Members shall execute and deliver to the Buyer the Non-Competition Agreement;

(h)                                 the Company shall have delivered to the Buyer a certificate of legal existence and good standing from the Secretary of State of its jurisdiction of organization and any jurisdiction where the Company is qualified to do business, which certificates shall be dated no more than five (5) Business Days prior to the Closing Date;

(i)                                     the Company shall have delivered to the Buyer a certificate of non-foreign status that complies with Treasury Regulation Section 1.1445-2(b); and

(j)                                    the Company and the Members shall have delivered to the Buyer such other instruments, certificates, documents or materials as may be reasonably requested by the Buyer in connection with the consummation of the transactions contemplated hereby.

1.7                         Consent of Third Parties.

(a)                                 Notwithstanding anything in this Agreement or in any Related Agreement to the contrary, neither this Agreement nor any such Related Agreement shall constitute an agreement to assign or otherwise transfer, or require the Buyer to assume any obligations under, any Assigned Contract if an attempted assignment or transfer thereof would, without the consent of a third party to such assignment or transfer, constitute a breach thereof, would be ineffective, would affect adversely the rights of the Buyer thereunder or would violate any applicable law.  If any such consent has not been obtained as of the Closing Date and the Buyer nevertheless determines to proceed with the Closing, the Buyer may waive the closing condition that such consent be delivered at the Closing, and the Company shall use its best efforts to obtain such consent following the Closing, and the Buyer will provide reasonable cooperation to the Company in seeking to obtain any such consent.  The Company shall pay and discharge any and all out-of-pocket costs or expenses of seeking to obtain or obtaining any such consent or approval whether before or after the Closing Date.

(b)                                 If any Assigned Contract is not transferred to the Buyer at the Closing pursuant to this Agreement, the Company shall cooperate with the Buyer in any reasonable arrangement designed to provide for the Buyer all of the benefits of, and to have the Buyer assume the burdens, liabilities, obligations and expenses expressly assumed by the Buyer hereunder with respect to, such Assigned Contract.  In such event, until such consent has been obtained, (i) the Buyer shall use commercially reasonable efforts to perform in the Company’s name, and, in respect of the incremental costs incurred by the Buyer in performing in the

Company’s name, at the Company’s expense, all of the Company’s obligations with respect to each Assigned Contract; provided, however, that the Company shall not be required to take any action in performing such obligations which, in the Buyer’s reasonable judgment, would subject the Buyer to any Liability or an unreasonable risk of incurring any such Liability and (ii) the Company shall take all actions reasonably requested by the Buyer to enforce for the benefit of the Buyer any and all rights of the Company with respect to any such Assigned Contract.

(c)                                  The Company hereby authorizes the Buyer to perform all of its obligations after the Closing with respect to all Assigned Contracts that are not assigned to the Buyer at the Closing and the Company hereby grants to the Buyer a power of attorney to act in the name of the Company with respect thereto.  Such power of attorney shall be coupled with an interest and shall be irrevocable.  The Company agrees to remit promptly to the Buyer all collections or payments received by the Company in respect of all such Assigned Contracts, and shall hold all such collections or payments in trust for the benefit of, and promptly pay the same over to, the Buyer; provided, however, that nothing herein shall create or provide any rights or benefits in or to third parties.

(d)                                 Nothing in this Section 1.7 shall be deemed to modify in any respect any of the Company’s representations or warranties set forth herein or be deemed to constitute an agreement to exclude from the Acquired Assets any assets described under Section 1.1.

1.8                         Further Assurances.  At any time and from time to time after the Closing, at the request of the Buyer and without further consideration, the Company will, and the Members will cause the Company to, execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation, and will take such further action, as may be reasonably requested in order to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer’s title in and to, the Acquired Assets, and each of the parties shall execute such other documents and take such further action as may be reasonably required or desirable to carry out the provisions of this Agreement and the transactions contemplated hereby.

1.9                         Withholding Rights.  The Buyer shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payments under the provisions of any applicable Tax Laws.  Any such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

1.10                  Transfer Taxes.  All sales (including bulk sales), transfer and similar Taxes, if any, payable in connection with the transactions contemplated hereby shall be paid, jointly and severally, by the Company and the Members.

ARTICLE II

PURCHASE PRICE; CONTINGENT PAYMENTS

2.1                         Purchase Price.  The aggregate purchase price (the “Purchase Price”) payable for the Acquired Assets shall be the aggregate of (i) Five Hundred Thousand Dollars ($500,000) (the “Base Purchase Price”), plus (ii) any Contingent Payment Amount that becomes payable pursuant to Section 2.2, as may be adjusted pursuant to Section 2.3.  The Base Purchase Price shall be payable as follows: (1) two equal installments of One Hundred Thousand Dollars

($100,000) each, payable by wire transfer of immediately available funds to a United States bank account designated by the Company to the Buyer in writing, the first installment to be paid at the Closing and the second installment to be paid on November 30, 2013 (together, the “Cash Consideration”); and (2) a promissory note, in substantially the form of Exhibit C (the “Promissory Note”), in the aggregate principal amount of Three Hundred Thousand Dollars ($300,000), plus interest at an annual rate of Eight Percent (8%) compounded annually, payable in one lump sum (subject to the Buyer’s voluntary pre-payments) to the order of the Company, at any time prior to the payment of the last Contingent Payment Amount, if any, relating to the last Measurement Period.

2.2                         Contingent Payments.

(a)                                 The Company shall be eligible to earn up to an aggregate of Three Million Five Hundred Thousand Dollars ($3,500,000) (a “Maximum Contingent Payment Amount”) in contingent payments equal to Seven and One-Quarter Percent (7.25%) of the Gross Revenue during each Measurement Period, on the terms and conditions set forth in this Section 2.2 (any amount earned pursuant to this Section 2.2, a “Contingent Payment Amount”).

(b)                                 Within fifteen (15) days following the end of each seventeen (17) Measurement Period; commencing as of March 1, 2014, the Buyer, in good faith, shall calculate the Gross Revenue for such Measurement Period and shall deliver to the Seller a certificate setting forth such calculation in reasonable detail, which calculation shall be final and binding on all parties unless the Seller objects to such calculation as set forth in Section 2.2(e) below.  Subject to the provisions of Section 7.2(b), within ten (10) days following the final determination of the Gross Revenue for such Measurement Period, Buyer shall pay to the Company an amount equal to Seven and One-Quarter Percent (7.25%) of the Gross Revenue for such Measurement Period; provided, however, that the maximum aggregate payments to which the Seller shall be entitled to hereunder shall not exceed the Maximum Contingent Payment Amount.

(c)                                  Upon payment of the aggregate Contingent Payment Amounts in the amount of the Maximum Contingent Payment Amount (whether such payments are paid to the Company or set-off pursuant to the provisions of Section 7.2(b)), the respective rights and obligations of the Company and the Buyer pursuant to this Section 2.2 shall terminate.

(d)                                 With respect to Section 2.2(b), the Buyer shall, upon the reasonable request of the Company, provide the Company with reasonable evidence substantiating such calculations; provided, however, that the Company shall hold all such information in strict confidence and shall not use any such information for any purpose whatsoever other than to verify the calculation of Gross Revenue.

(e)                                  If the Company objects to the calculation of the Gross Revenue pertaining to any Contingent Payment, all undisputed amounts shall be paid to Company as they become due and payable.  The parties shall then work together in good faith to resolve any disputes concerning the calculation of the Contingent Payments with the Buyer providing an accounting to Company within 15 days of any written objection.  The Buyer and Company may, at each party’s own expense, retain any third parties to assist in resolving the dispute.

(f)                                   For purposes hereof, the term “Gross Revenue” shall mean the aggregate dollar amount of revenues from all offices, personnel, referral sources and other derivative business generated by the Acquired Assets (including credits, discounts, refunds, rebates and returns) recognized by the Business during a Measurement Period, calculated in accordance with GAAP and the Buyer’s accounting principles.

2.3                         Right of Set-Off.  In addition to any other rights or remedies set forth herein, any amounts payable to the Company pursuant to this Agreement is subject to set-off for any amounts payable by the Company to any Buyer Indemnified Person pursuant to the terms of this Agreement.  This right of set-off shall apply the Buyer’s obligation to pay any Contingent Payment Amount.

2.4                         Allocation of Purchase Price.  The Purchase Price shall be allocated among the Acquired Assets as proposed by the Buyer in good faith, in accordance with Section 1060 of the Code and the Treasury Regulations thereunder, and shall be as set forth in a schedule produced by the Buyer and delivered to the Company within the later to occur of one hundred twenty (120) days following the Closing Date and thirty (30) days following the determination of the Final Working Capital (the “Allocation Schedule”).  The parties shall, and shall cause their respective Affiliates to, use the allocations set forth in the Allocation Schedule (as reasonably adjusted to account for events occurring after the determination of the Allocation Schedule) for all Tax purposes, file all Tax Returns in a manner consistent with such Allocation Schedule (as adjusted) and take no tax position contrary thereto unless required to do so by a change in applicable Laws or a good faith resolution of a Tax contest.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE MEMBERS

Except as disclosed by the Company in the disclosure schedule, dated as of the date of this Agreement and attached hereto (the “Disclosure Schedule”), the Company and the Members, jointly and severally, hereby represent and warrant to the Buyer as of the date hereof as follows.  The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Article III, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify only the corresponding section or subsection of this Article III.

3.1                         Organization, Good Standing and Qualification.

(a)                                 The Company is duly organized and validly existing and in good standing under the Laws of the State of Texas.

(b)                                 The Company is duly qualified or licensed as a foreign limited liability company to do business and is in corporate and tax good standing under the Laws of each jurisdiction where the character of the Acquired Assets or the nature of the Business makes such qualification or licensing necessary, other than in those jurisdictions where the failure to be so qualified would not have a Company Material Adverse Effect.  The Company has all requisite power and authority, and is in possession of all Approvals necessary, to own, lease and operate the Acquired Assets and to carry on the Business as it is now being conducted and as currently proposed to be conducted.  Set forth in Section 3.1(b) of the Disclosure Schedule is a list of (i) the jurisdictions in which the Company is qualified or licensed to transact business, (ii) every county, state or foreign jurisdiction in which the Company has employees or facilities and (iii) the managers and officers of the Company.

(c)                                  The Company has delivered to the Buyer true and complete copies of the Company’s Organizational Documents, as amended (if applicable) and in effect as of the date hereof.

3.2                         Subsidiaries and Investments.  The Company has not had, nor does it currently have, any Subsidiaries, nor has it ever owned, nor does it currently own, any capital stock or other proprietary interest, directly or indirectly, in any other Person.

3.3                         Ownership of the Company.  The outstanding membership interest of the Company consist of two (2) units and are owned beneficially and of record by the Members, and no other Person has at any time held any membership or other equity interests of the Company.  Except as represented in the preceding sentence, there are no outstanding membership or other equity interests of the Company or any options, warrants, calls, rights, agreements, arrangements or undertakings of any kind (contingent or otherwise) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any membership or other equity interests or any other securities of the Company.

3.4                         Authorization; Binding Obligation.  The Company has all necessary power and authority to execute and deliver this Agreement, each Related Agreement to which it is a party and each other instrument or document required to be executed and delivered by it pursuant to this Agreement or any such Related Agreement, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by the Company of this Agreement and the Related Agreement to which it is a party, the performance of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of the Company and no other proceedings on the part of the Company are necessary to authorize this Agreement or any Related Agreement to which it is a party or to consummate the transactions so contemplated herein and therein.  This Agreement has been, and each of the Related Agreements to which the Company is a party, when executed and delivered by the Company, will be, duly and validly executed and delivered by the Company and constitute a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies (together, the “Enforceability Exceptions”).

3.5                         Consents and Approvals.  The execution and delivery by the Company of this Agreement, the Related Agreements to which the Company is a party or any other instrument or document required by this Agreement or any Related Agreement to be executed and delivered by the Company do not, and the performance of this Agreement, the Related Agreements to which the Company is a party and any other instrument or document required by this Agreement or any Related Agreement to be executed and delivered by the Company shall not, require the Company to obtain any Approval of any Person or Approval of, observe any waiting period imposed by, or make any filing with or notification to, any Governmental Authority.

3.6                         No Violation.  The execution and delivery by the Company of this Agreement, the Related Agreements to which the Company is a party or any other instrument or document required by this Agreement or any Related Agreement to be executed by the Company do not, and the performance of this Agreement, the Related Agreements to which the Company is a party or any other instrument or document required by this Agreement or any Related Agreement to be executed and delivered by the Company will not, (a) conflict with or violate the Organizational Documents of the Company, (b) conflict with or violate any Law or Order applicable to the Company, or (c) result in any breach or violation of or constitute a material default (or an event that with notice or lapse of time or both would become a breach, violation or default) under, or impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Acquired Assets pursuant to, any Assigned Contract or any other material Contract to which the Company is a party or is otherwise bound, or any Approval to which the Company is a party or by which the Company or any of its properties are bound or affected.

3.7                         Business Licenses.  Section 3.7 of the Disclosure Schedule contains a true and complete list of all Approvals and Orders which are necessary for the ownership or operation of the Acquired Assets or the Business, or that have been issued, granted or otherwise made available to the Company (the “Business Licenses”).  Each Business License is valid and in full force and effect, no Business License is subject to any Lien, limitation, restriction, probation or other qualification and there is no default under any Business License or, to the Knowledge of Company, any basis for the assertion of any default thereunder.  Section 3.7 of the Disclosure Schedule specifies the holder of each Business License.  There is no Action pending or, to the Knowledge of the Company, threatened that could result in the termination, revocation, limitation, suspension, restriction or impairment of any Business License or the imposition of any fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any Business License or, to the Knowledge of the Company, any basis therefor.  The Company has, and has had at all relevant times, all Approvals that are or were necessary in order to enable the Company to own and operate the Acquired Assets and to conduct the Business.  None of the Business Licenses shall be affected by the consummation of the transactions contemplated hereby.  All Business Licenses are validly held by the Company and the Company has complied and is in compliance with the terms and conditions of each Business License held by it.  Other than as set forth in Section 3.7 of the Disclosure Schedule, the Company has not received notice of any Action, and no such Action is pending, relating to the cancellation, suspension, revocation, modification or non-renewal of any Business License.

3.8                         Title to and Condition of Properties; Sufficiency of Assets; Ownership of Assets.

(a)                                 The Company is the sole and exclusive legal and equitable owner of all right, title and interest in, and has good, valid and marketable title to, all of the Acquired Assets purported to be owned by the Company, and the legal and valid right to use all other Acquired Assets used or held for use by the Company, free and clear of all Liens. The Company has the power and the right to sell, assign and transfer, the Company will sell and deliver to the Buyer, and upon consummation of the transactions contemplated by this Agreement the Buyer will acquire, good, valid and marketable title to all of the Acquired Assets purported to be owned by the Company and the valid, enforceable and sufficient right to use all of the Acquired Assets, free and clear of all Liens.

(b)                                 All tangible assets included in the Acquired Assets have been maintained in accordance with normal industry practice and are in good operating condition and repair, subject to ordinary wear and tear, and there has not been any interruption of the operations of the Business due to the condition of any such assets or properties.  The Acquired Assets comprise all assets, properties, rights and Contracts used in connection with the operation of the Business, which are all of the assets, properties, rights and Contracts necessary for the operation of the Business by the Buyer following the Closing in the manner in which the Business is currently conducted and is contemplated to be conducted.  No other Person, including the Members or any Affiliate of the Company or the Members, owns or has the right to use any of the assets or property used in connection with the operation of the Business.

3.9                         Real Property.

(a)                                 The Company does not own and has never owned any real property.  Section 3.9(a) of the Disclosure Schedule sets forth a complete and accurate list of: (i) all real property that is leased by the Company (the “Leased Real Property”) and (ii) all leases and subleases to which the Company is a party or is otherwise bound pursuant to which the Company leases or subleases real property (the “Real Property Leases”).  All Real Property Leases are in full force and effect and are the legal, valid and binding obligations of the Company and, to the Knowledge of the Company, of each other party thereto enforceable in accordance with their respective terms, and the Company has neither given or received a notice of default with respect to the Real Property Leases and neither the Company nor, to the Knowledge of the Company, the other party or parties thereto is or are in breach or default thereunder and there exists no event, condition or occurrence which (with or without due notice or lapse of time, or both) would constitute such a breach, default or alleged breach or default by the Company or, to the Knowledge of the Company, the other party or parties thereto of any of the foregoing.  No consent of, or notice to, any third party is required under any Real Property Lease as a result of or in connection with, and the enforceability of any such Real Property Lease will not be affected by, the execution, delivery and performance of this Agreement or any Related Agreement, or the transactions contemplated hereby or thereby.  The Company has delivered to the Buyer true and complete copies of all Real Property Leases, including all amendments thereto.

(b)                                 The Company holds all Leased Real Property free and clear of all Liens, claims or rights of any third parties, and the possession of the Leased Real Property (collectively, the “Premises”) by the Company has not been disturbed and no claim has been asserted against the Company adverse to its rights in such Premises.  All improvements, fixtures and structures on the Premises, and the current uses of the Premises, conform to all applicable Laws, including building, zoning, health, safety and other Laws, and applicable zoning Laws permit the presently existing improvements and the conduct and continuation of the Business as being conducted on the Premises.  All improvements, mechanical equipment, fixtures and operating systems included in the Premises are in good operating condition and repair (ordinary wear and tear excepted) and there does not exist any condition which materially interferes with the use of such property and improvements.  If any Leased Real Property subject to a Real Property Lease were surrendered to the landlord thereunder in its present condition, such Leased Real property would be required to be accepted by the landlord in such condition pursuant to the terms of the applicable Real Property Lease.

(c)                                  The Company has not granted any leases or licenses, nor created any tenancies, affecting the Premises.  There are no other parties in possession of any portion of the Premises as trespassers or otherwise.

(d)                                 The Company is not a party to or is not otherwise bound by, nor is any of the Premises subject to, any Contract requiring it to pay any commissions or other compensation to any brokers or agents in connection with any of the Premises, and has had no dealings with any broker or agent with respect to the Premises upon which any such broker or agent would be entitled to a commission or other compensation.

(e)                                  To the Knowledge of the Company, (i) there are no Laws or Orders now in existence or, to the Knowledge of the Company, under active consideration by any Governmental Authority which would require the tenant of any Leased Real Property to make any expenditure in excess of $10,000 to modify or improve such Leased Real Property to bring it into compliance therewith and (ii) the Company is not required to expend more than $10,000 in the aggregate under all Real Property Leases to restore the Leased Real Property at the end of the term of the Real Property Leases to the condition required under the Real Property Leases (assuming the conditions existing in such Leased Real Property as of the date hereof)

(f)                                   No party under a Real Property Lease or any other party has any right to purchase or lease, or holds any right of first offer or refusal to purchase or lease the Leased Real Property.

(g)                                  The Company has not received any written notice of, and is not aware of any pending or threatened condemnation action, any proposed change proceeding to change or redefine the zoning classification of all or any portion of the Leased Real Property.

(h)                                 There is no proposed or pending imposition of any special or other assessments affecting any portion of the Leased Real Property.

(i)                                     There is no free rent, rent abatement, construction credits or other tenant concession, inducement or incentive applicable to any portion of the Leased Real Property, except as set forth on Section 3.9(a) of the Disclosure Schedule.

(j)                                    There are no letters of credits or cash security deposits held by any landlord under any of the Real Property Leases, except as set forth on Section 3.9(a) of the Disclosure Schedule.  No security deposits are subject to any liens or have been pledged or encumbered in any way.  No rents or other payments due under any Real Property Lease have been paid in advance of the dates specified in the corresponding Real Property Lease.

3.10                  Personal Property Leases.  Section 3.10 of the Disclosure Schedule sets forth a complete and accurate list of all personal property that is leased by the Company (the “Leased Personal Property” and, the leases covering the Leased Personal Property, collectively, the “Personal Property Leases”).  The Company is the owner and holder of the leasehold interests purported to be granted by each Personal Property Lease, and all Personal Property Leases are in full force and effect in accordance with the terms thereof and are the legal, valid and binding obligations of the Company and, to the Knowledge of the Company, of each other party thereto enforceable in accordance with their respective terms, and neither the Company nor, to the Knowledge of the Company, the other party or parties thereto is or are in breach or default thereunder and there exists no event, condition or occurrence which (with or without due notice or lapse of time, or both) would constitute such a breach, default or alleged breach or default by the Company or, to the Knowledge of the Company, the other party or parties thereto of any of the foregoing.  No consent of, or notice to, any third party is required under any Personal Property Lease as a result of or in connection with, and the enforceability of any such Personal

Property Lease will not be affected by, the execution, delivery and performance of this Agreement or any Related Agreement, or the transactions contemplated hereby or thereby.  The Company has delivered to the Buyer complete and accurate copies of all Personal Property Leases, including all amendments thereto.

3.11                  Environmental Matters.

(a)                                 The Company has complied and is in compliance with all Environmental Laws, which compliance includes the possession by the Company of all Approvals required under Environmental Laws and compliance with the terms and conditions thereof.  Section 3.11(a) of the Disclosure Schedule includes a list of all of the Approvals required under Environmental Laws necessary to own and operate the Acquired Assets or the Business as currently conducted and contemplated to be conducted.  There are no past or present facts, circumstances, conditions, activities or incidents, including release of any Materials of Environmental Concern at any facilities owned or operated by the Company or any of its Affiliates, which could give rise to any Liability or result in a claim against the Company or the Buyer under any Environmental Law.  There have been no releases by the Company or any of its predecessors or Affiliates of any Materials of Environmental Concern into the environment at any real property or facility formerly or currently owned or operated by the Company or any of its predecessors or Affiliates that is or was ever used by the Company or any of its predecessors or Affiliates.  The Company does not have Knowledge of any release by any other Person of any Materials of Environmental Concern into the environment at any parcel of real property or any facility formerly or currently operated or occupied by the Company that is or was ever used by the Company or any of its predecessors or Affiliates.  There is no Action pending or, to the Knowledge of the Company, threatened or other notice of violation, formal administrative proceeding or written information request by any Governmental Authority, nor has the Company received notice of any investigation by any Governmental Authority relating to any Environmental Law nor any other notice from a Governmental Authority or any other Person alleging that the Company is not in compliance with any Environmental Law or Approval required under any Environmental Law or has any Liability under any Environmental Law or for the remediation of any Materials of Environmental Concern at any property.

(b)                                 Set forth in Section 3.11(b) of the Disclosure Schedule is a complete and accurate list of all environmental reports, investigations or audits (whether in hard copy or electronic form) relating to premises currently or previously owned, operated or occupied by the Company or any of its predecessors or Affiliates (whether conducted by or on behalf of the Company or any of its predecessors or Affiliates or a third party, and whether done at the initiative of the Company or a predecessor or an Affiliate or directed by a Governmental Authority or other third party) of which the Company is aware.  A complete and accurate copy of each such document has been provided to the Buyer.

3.12                  Financial Statements; No Undisclosed Liabilities.

(a)                                 Section 3.12 of the Disclosure Schedule contains the following financial statements (collectively, the “Financial Statements”):

(i)                                     the unaudited balance sheet of the Company as of August 31, 2013 (the “Interim Balance Sheet”) and the related statements of income, cash flow and members’ equity for the eight-month period then ended (the “Interim Financial Statements”); and

(ii)                                  the unaudited balance sheets of the Company as of December 31, 2012 and December 31, 2011, and the related statements of income, members’ equity and cash flows for the respective twelve (12) month periods then ended.

(b)                                 Except as disclosed on Section 3.12 of the Disclosure Schedule, the Financial Statements were prepared in accordance with the books and records of the Company, are complete and correct and fairly and accurately present the financial condition of the Company as of the dates indicated and the results of operations of the Company for the respective periods indicated, and have been prepared in accordance with GAAP, consistently applied, except, in the case of the Interim Financial Statements, for the absence of complete footnote disclosure as required by GAAP and subject to changes resulting from normal, recurring period-end audit adjustments, which adjustments shall not be material.  The Financial Statements reflect the consistent application of GAAP throughout the periods involved.

(c)                                  Except as and to the extent the amounts are specifically accrued or disclosed in the Interim Balance Sheet, the Company does not have any Liabilities, whether or not required by GAAP to be reflected in the Interim Balance Sheet, except for Liabilities that were incurred in the ordinary course of business consistent with past practice since the date of the Interim Balance Sheet.

(d)                                 As of the Closing, the Company will pay off all Indebtedness and will not have any outstanding Indebtedness.

3.13                  Absence of Certain Events.  Since December 31, 2012, the Company has conducted the Business only in the ordinary and usual course and in a manner consistent with past practice and there has not been any change, event, loss, development, damage or circumstance affecting the Acquired Assets or the Business which, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect (a “Company Material Adverse Change”).  As amplification and not in limitation of the foregoing, since December 31, 2012, the Company has not:

(a)                                 incurred any material decrease in the value of any of the Acquired Assets;

(b)                                 suffered any loss to its property or asset used in connection with or related to the operation of the Business, or incurred any liability, damage, award or judgment for injury to the property or business of others or for injury to any person (in each case, whether or not covered by insurance) in excess of $5,000 in any one case or $10,000 in the aggregate;

(c)                                  made any capital expenditure or commitment in excess of $5,000 or series of capital expenditures or commitments in excess of $10,000 in the aggregate;

(d)                                 made any assignment, termination, modification or amendment of any Contract to which the Company was or is a party or which otherwise related to the Business, or any account receivable relating thereto, whether as a security interest or otherwise;

(e)                                  made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable or to become payable to any Company Employee, or agreed to pay any bonus or extra compensation or other employee benefit to any Company Employee;

(f)                                   paid, discharged or satisfied, in any amount in excess of $5,000 in any one case, or $10,000 in the aggregate, any Liability arising from the operation of the Business, other than payments made in the ordinary course of business of Liabilities reflected or reserved against in the Interim Balance Sheet or Liabilities incurred since that date in the ordinary course of business consistent with past practice;

(g)                                  made any change in the accounting principles adopted by the Company, or any change in the Company’s accounting policies, procedures, practices or methods with respect to applying such principles, other than as required by GAAP;

(h)                                 sold, assigned, leased or transferred any assets (tangible or intangible) or properties, other than sales of inventory in the ordinary course of business;

(i)                                     amended its Organizational Documents;

(j)                                    made any Tax election, changed any annual Tax accounting period, amended any Tax Return, settled any income Tax Liability, entered into any closing agreement, settled any Tax claim or assessment, surrendered any right to claim a Tax refund or consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(k)                                 acquired or agreed to acquire by merging or consolidating with, or by purchasing a substantial portion of the capital stock or assets of, or by any other manner, any business or any corporation, partnership, limited liability entity, joint venture, association or other business organization;

(l)                                     terminated the employment (or other form of engagement) or expressed any intention to terminate the employment (or other engagement) of any employee of the Company;

(m)                             incurred, assumed or created any Indebtedness or guaranteed any Indebtedness of any other Person, or made, incurred, assumed, created or guaranteed any loan or made any advance or capital contribution to or investment in any Person;

(n)                                 cancelled or forfeited any debts or claims, waived or released any rights or claims of material value to the Company or settled any Action;

(o)                                 granted any license or sublicense of any rights under or with respect to, or sold, transferred or permitted to lapse, any Intellectual Property;

(p)                                 entered into, terminated or received notice of termination of (1) any distributorship, sales or service representative, credit, or similar agreement to which the Company is a party, or (2) any Contract or transaction, other than purchase orders in the ordinary course of business, involving a total remaining commitment by or to the Company of at least $50,000;

(q)                                 suffered a loss of (1) a client which has purchased at least $100,000 of products or services from the Company, or (2) a vendor which has supplied at least $100,000 of products or services to the Company;

(r)                                    wrote-off any accounts receivable of the Company or any portion thereof in excess of $5,000 individually or $10,000 in the aggregate, or any sale, assignment or disposition of any account receivable;

(s)                                   made any material change in the manner in which the Company extends or receives discounts or credit from customers or suppliers; or

(t)                                    entered into any agreement, understanding, authorization or proposal, whether in writing or otherwise, for the Company to take any of the actions specified in this Section 3.13.

3.14                  Legal Proceedings.

(a)                                 Except as set forth in Schedule 3.14(a), there is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its officers or managers (in their capacities as such), and the Company has not received any claim, complaint, incident, report, threat or notice of any such Action and, to the Knowledge of the Company, there is no basis therefor.  There is no Action pending or threatened against any other Person by the Company.

(b)                                 Section 3.14(b) of the Disclosure Schedule sets forth all Actions that (i) involved the Company at any time during the past three (3) years and (ii) are no longer pending (the “Prior Actions”).  All of the Prior Actions have been concluded in their entirety and the Company does not have and will not have any Liability with respect to the Prior Actions.  The Company has provided to the Buyer all formal written communications relating to any Prior Actions between the Company and a Governmental Authority and any Orders related thereto.

(c)                                  There are no outstanding Orders against or involving or affecting the Company, the Business or the Acquired Assets, and the Company is not in default with respect to any such Order of which it has Knowledge or served upon it.

(d)                                 The Company has not received any communication or advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any Liability relating to the ownership or operation of the Acquired Assets or the Business.

3.15                  Compliance with Laws.  The Company has complied and is in compliance with all Laws applicable to it, the Acquired Assets and the Company’s ownership, use or operation thereof, and to the operation of the Business.  Except as set forth on Disclosure Schedule 3.15, the Company has not received any notice to the effect, or otherwise been advised, that it is not in compliance with any such Laws, and the Company has no reason to anticipate that any existing circumstances are likely to result in an Action for a violation of any such Law.  No investigation or review by any Governmental Authority with respect to the Company or the Business, or, to the Knowledge of the Company, the Company’s sales agents or other representatives is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Authority indicated an intention to conduct the same.

3.16                  Employment Matters.

(a)                                 Section 3.16(a) of the Disclosure Schedule sets forth a complete and accurate list of all current Company Employees as of the date hereof and each such Company Employee’s (i) base rate of pay or annual compensation (including actual or potential bonus payments and the terms of any commission payments or programs), (ii) title(s), (iii) leave status, including expected return to work date, (iv) classification as exempt or non-exempt, and (v) location of employment or engagement.  Section 3.16(a) of the Disclosure Schedule sets forth all employment, consulting, independent contractor, severance pay, continuation pay, termination or indemnification Contracts between the Company and any current or former Company Employee or under which the Company may have any Liability (each, an “Employee Agreement”).

(b)                                 The Company is not and, as of the Closing Date, will not be delinquent in payments to any Company Employee for any wages, salaries, commissions, bonuses, benefits or other compensation for any services performed by them to date or through the Closing Date.  Section 3.16(d) of the Disclosure Schedule sets forth a list of all outstanding loans or advances to Company Employees.

(c)                                  Neither the Company nor, to the Knowledge of the Company, any Company Employee, is in violation of any term of any employment, consulting, independent contractor, non-disclosure, non-competition, inventions assignment or any other Contract (or any other legal obligation such as a trade secrets statute or common law duty of loyalty) relating to the relationship of such Company Employee with the Company or any other Person or has been notified that such Company Employee may be in violation of any such Contract or other legal obligation.

(d)                                 The Company is not, and has never been, party to any collective bargaining Contract or other Contract with any labor unions or other representatives of the Company Employees nor is it under any obligation to bargain with any bargaining agent on behalf of any Company Employees.  To the Knowledge of the Company, there have not been any organization campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Business.

(e)                                  Section 3.16(e) of the Disclosure Schedule sets forth a complete and accurate list of each Employee Benefit Plan under which current or former Company Employees (or their beneficiaries) are eligible to participate or derive a benefit or for which the Acquired Assets may be subject to any Liability.  Neither the Company nor any ERISA Affiliate has any plan or commitment to establish any new Employee Benefit Plan, to modify any Employee Benefit Plan (except to the extent required by Law or to conform any such Employee Benefit Plan to the requirements of any applicable Law, in each case as previously disclosed to the Buyer in writing, or as required by this Agreement), or to adopt or enter into any Employee Benefit Plan.  Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to, or otherwise incurred any obligation or liability (including contingent liability) under any “multiemployer plan” (as defined in Section 3(37) of ERISA) or an arrangement subject to Section 501(c)(9), 419 or 419A of the Code, or a “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code, a self insured plan providing medical benefits or a plan providing for medical or life insurance coverage beyond termination of employment (other than COBRA coverage or under similar state Laws).  Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.  Neither the Company nor any ERISA Affiliate has any actual or potential withdrawal liability (including any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

(f)                                   The Company and its ERISA Affiliates have performed all obligations required to be performed by them under, are not in breach, default or violation of, and have no Knowledge of any breach, default or violation by any other party to each Employee Benefit Plan, and all Employee Benefit Plans have been established and maintained in compliance with the terms thereof and requirements prescribed by any and all Laws (including ERISA and the Code) and Orders currently in effect with respect thereto.

(g)                                  The Company is in compliance, and has complied, with all its obligations under Law with respect to any aspect of the employment or engagement of all Company Employees, including with respect to employment practices, terms and conditions of employment, wage and hours, discrimination in employment, worker classification (including the proper classification of workers as employees or as independent contractors), and the health and safety at work of their employees. There are no Actions pending or, to the Knowledge of the

Company, threatened by any person in respect of employment or engagement or any accident or injury.

3.17                  No Brokers.  Neither the Company, or any of its employees, officers, managers or agents, nor the Members, has employed or engaged, either directly or indirectly, or incurred or will incur any Liability to, any broker, finder, investment banker or other agent in connection with the transactions contemplated by this Agreement.

3.18                  Taxes.

(a)                                 All Taxes payable by the Company have been timely paid, or, to the extent not required to have been paid, have been accrued in the Interim Balance Sheet; all federal, state, local and foreign Tax Returns required to be filed by or on behalf of the Company with respect to any such Taxes have been timely filed, and all such Tax Returns are complete and correct and have been filed in accordance with all applicable Law; all Taxes that the Company is or was required by Law to have withheld or collected, have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority; no unpaid Tax deficiency has been asserted against or with respect to the Company and the Company has not received notice of any such assertion; there are no Actions pending with respect to any Taxes for which the Company is liable; the Company has not been informed by any jurisdiction that such jurisdiction believes that the Company is or was required to file any Tax Return that was not filed.  The Company has not executed or entered into any ruling or agreement with any Governmental Authority regarding Taxes or has agreed to make any adjustment to its income or deductions pursuant to a change in its method of accounting.

(b)                                 The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and no withholding pursuant to Section 1445 of the Code will be required in connection with this Agreement or the transactions contemplated hereby.

(c)                                  There are no Liens with respect to Taxes upon any of the Acquired Assets.  There is no basis for the assertion of any claims for Taxes which, if adversely determined, would result in the imposition of any Lien on the Acquired Assets.

(d)                                 The Tax Returns of the Company have been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through 2006.  No Tax Return of the Company is currently being audited by any Governmental Authority and no examination or audit of any such Tax Return is currently threatened in writing by any Governmental Authority.

3.19                  Contracts.

(a)                                 Section 3.19 of the Disclosure Schedule sets forth a complete and accurate list of all of the following Contracts to which the Company is a party or is otherwise bound or by which any of the Acquired Assets are subject (and with respect to any oral Contract provides a complete description of the terms of such Contract) (the “Scheduled Contracts”):

(i)                                     all notes, loans, credit agreements, mortgages, indentures, security agreements, operating leases, capital leases and other Contracts relating to Indebtedness and any Contract of suretyship or guaranty;

(ii)                                  all employee agreements, Contracts with consultants and independent contractors, and all bonus, commission, compensation, pension, insurance, retirement, deferred compensation and other plans, Contracts and other arrangements for the benefit of any Company Employee;

(iii)                               all Contracts involving an annual payment to or by the Company from or to any Person in excess of $2,500 individually or $10,000 in the aggregate with respect to all Contracts with such Person;

(iv)                              all Contracts for capital expenditures in excess of $2,500 individually for any Person or $10,000 in the aggregate for all Contracts with such Person;

(v)                                 all client Contracts for the purchase of products or services from the Company;

(vi)                              all Contracts with sales agents or other representatives;

(vii)                           all Contracts for the purchase or sale of any asset or property of the Company in excess of $2,500 individually for any Person or $10,000 in the aggregate for all Contracts with such Person;

(viii)                        all joint venture, partnership or other Contracts involving a share of profits or losses with another Person;

(ix)                              all Contracts with any Affiliate, officer, manager or Member of the Company or any family member or Affiliate of any officer, manager or Member;

(x)                                 all Contracts pursuant to which the Company has granted or received manufacturing rights, most favored nation pricing provisions or exclusive marketing, sales or other rights relating to any product, service, technology, asset or territory;

(xi)                              all Government Contracts and Government Bids;

(xii)                           all sales, agency, representative, distributor, franchise or similar Contracts;

(xiii)                        all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xiv)                       any material Contract which is terminable upon or prohibits a sale of substantially all of the assets of the Company;

(xv)                          all Contracts granting or permitting any Lien on any of the Acquired Assets;

(xvi)                       all Contracts with vendors, suppliers, manufacturers or contractors; and

(xvii)                    any other Contracts that are material to the Company and have not been previously disclosed pursuant to this Section 3.19.

(b)                                 The Company has delivered to the Buyer true and complete copies of all Assigned Contracts and Scheduled Contracts, including all amendments thereto.  The Company is not in breach or default under the terms of any Assigned Contract and there exists no event, condition or occurrence which (with or without due notice or lapse of time, or both) would constitute such a breach or default by the Company, nor has the Company received any notice of any breach or default or alleged breach of default under any Assigned Contract.  To the Knowledge of the Company, no other party to any Assigned Contract is in breach or default under the terms thereof, and, to the Knowledge of the Company, there exists no event, condition or occurrence which (with or without due notice or lapse of time, or both) would constitute such a breach or default by any such party, nor has the Company received any notice of any breach or default by any such party.

(c)                                  The Assigned Contracts are in full force and effect and are valid and binding obligations of the Company and, to the Knowledge of the Company, the other parties thereto.  The Company has not received any notice from any other party to an Assigned Contract of the termination or threatened or anticipated termination thereof, or of any claim, dispute or controversy with respect thereto, nor, to the Knowledge of the Company, is there any basis therefor.  No party to an Assigned Contract has (i) alleged any failure to perform on the part of the Company or (ii) made any claims against, or sought indemnification from, the Company as to any matter arising under or with respect to such Assigned Contract, and, to the Knowledge of the Company, neither the Company nor any of its managers, the Members or officers has been advised that any such claims may be asserted or initiated.

(d)                                 No consent of, or notice to, any third party is required under any Assigned Contract as a result of or in connection with, and neither the enforceability nor any of the terms or provisions of any Assigned Contract will be affected in any manner by, the execution, delivery and performance of this Agreement or any Related Agreement, or the transactions contemplated hereby or thereby.

(e)                                  With respect to any Assigned Contract, (i) the acceptance of any deliverables has not been contested; (ii) there are no outstanding requests for the removal of any of the Company’s personnel from performing services under the Contract; (iii) no penalties of any type have been assessed; and (iv) there are no pending or, to the Knowledge of the Company, threatened, contract suspension, scope reduction or curtailment actions.

3.20                  Transactions With Affiliates.  No current or former manager, officer, member or employee of the Company or any member of any such Person’s family, is now, or has ever been, a party to any transaction with the Company (including any Contract providing for the employment of, furnishing of goods or services by, rental of real or personal property from, borrowing money from or lending money to, or otherwise requiring payments to, any such Person, but excluding payments for normal salary and bonuses and reimbursement of expenses), or the direct or indirect owner of an interest in any Person which is a present or potential competitor, supplier or client of the Company and no such Person receives income from any source other than the Company which relates to the Business of, or should properly accrue to, the Company.

3.21                  Insurance.  The Company, the Business and the Acquired Assets are, and will through the Closing Date be, insured with reputable insurers against risks normally insured against by similar businesses under similar circumstances.  Section 3.21 of the Disclosure Schedule lists, by type, carrier, policy number, limits, premium and expiration date, all insurance coverage carried by the Company, together with a history of all claims made by the Company thereunder since January 1, 2011, which insurance will remain in full force and effect in accordance with policy terms, with respect to all events occurring prior to the Closing Date.  Section 3.21 of the Disclosure Schedule also states whether each such policy is carried on a “claims made” or “occurrence” basis.  All such insurance policies are owned by and payable solely to the Company and all premiums with respect thereto are currently paid and will be paid through the Closing Date.  The Company has not failed to give any notice of any claim under any such policy in due and timely fashion, has not received notice of cancellation or non-renewal of any such policy and has no Knowledge of any threatened or proposed cancellation or non-renewal of any such policy, and the Company is otherwise in compliance with the terms of such policies.  The Company has never maintained, established, sponsored, participated in or contributed to any self-insurance plan.  There are no outstanding claims under any such policy which have gone unpaid for more than thirty (30) days, or as to which the insurer has disclaimed liability.  The Company has not been denied or had revoked, cancelled, non-renewed or rescinded any policy of insurance.

3.22                  Intellectual Property.

(a)                                 Section 3.22(a) of the Disclosure Schedule sets forth a complete and accurate list of all United States and foreign Trademarks (including unregistered Trademarks), Designs (including applications and unregistered Designs), and Internet domain names comprising Company Intellectual Property, indicating for each, the applicable jurisdiction, registration number (or application number) and date issued (or date filed).  The Company has neither any registered or unregistered Patents or Copyrights, nor is in process of applying for any Patents or Copyrights.  All registered and applied for Trademarks and Designs included in the Company Intellectual Property are currently pending, in compliance with all legal requirements (including the timely filing of responses, statements or affidavits of use and incontestability and renewal applications and required fees with respect to Trademarks and Designs), are valid and enforceable, and are not subject to any fees, responses or actions falling due within one hundred eighty (180) days after the Closing Date.  No such Trademark or Design has been or is now involved in any cancellation proceeding before the United States Patent and Trademark Office (the “USPTO”) and, to the Knowledge of the Company, no such Action is threatened with respect to any of such Trademarks or Designs.  All Trademarks and Designs included in the Company Intellectual Property have been in continuous use by the Company since they were first used by the Company.  To the Knowledge of the Company, there has been no prior use of such Trademarks or Designs by any Person which would confer upon such Person superior rights in such Trademarks or Designs, respectively; and the registered Trademarks have been continuously used in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates or identified in their respective pending applications.  To the Knowledge of the Company, there are no (i) Trademarks of any third party potentially conflicting with the Trademarks included in the Company Intellectual Property, or (ii) Designs of any third party potentially conflicting with the Designs included in the Company Intellectual Property.

(b)                                 Section 3.22(b) of the Disclosure Schedule sets forth a complete and accurate list of all license agreements granting any right to use or practice any rights under any Company Intellectual Property (“Licensed Intellectual Property”), whether the Company is the licensee or licensor thereunder, and any assignments, consents, forbearances to sue, judgments, orders, settlements, indemnification or similar obligations relating to any Licensed Intellectual Property to which the Company is a party or otherwise bound (collectively, the “License Agreements”), indicating for each the title, the parties, the date executed, whether or not it is exclusive and the Licensed Intellectual Property covered thereby.  The License Agreements are valid and binding obligations of the Company and to the Company’s Knowledge, of each other party thereto enforceable in accordance with their respective terms, and neither the Company nor, to the Knowledge of the Company, the other party or parties thereto is or are in breach or default thereunder, and there exists no event, condition or occurrence which (with or without due notice or lapse of time, or both) would constitute such a breach or default or alleged breach or default by the Company or, to the Knowledge of the Company, the other party or parties thereto of any of the foregoing. No consent of, or notice to, any Person is required under any License Agreement as a result of or in connection with, and the terms or enforceability of any License Agreement will not be affected by, the execution, delivery and performance of this Agreement or the Related Agreement, or the transactions contemplated hereby or thereby.  The Company has not received any notice of termination or cancellation under any License Agreements.

(c)                                  The Company Intellectual Property constitutes all of the Intellectual Property used in or necessary for the conduct of the Business as currently conducted and proposed to be conducted, including all Intellectual Property necessary to use, manufacture, market and distribute the Company Products.

(d)                                 No royalties, honoraria or other fees are payable to any third parties for the use of or right to use any Company Intellectual Property except pursuant to the License Agreements set forth in Section 3.22(d) of the Disclosure Schedule.  All inventions, discoveries, Trade Secrets, ideas and works, whether or not patented or patentable or otherwise protectable under Law, created, prepared, developed or conceived by employees or independent contractors of the Company are the exclusive property of the Company and were either created, prepared, developed or conceived by (i) employees of the Company within the scope of their employment or (ii) by independent contractors who have duly assigned their rights to the Company pursuant to enforceable written agreements.

(e)                                  The Company (i) owns exclusively all Company Intellectual Property purported to be owned by the Company, and (ii) has a valid, enforceable, freely transferable and sufficient right to use for the purposes as the Company has previously used, all Licensed Intellectual Property, free and clear of all Liens.

(f)                                   The operation of the Business as currently conducted or as contemplated to be conducted, the sale or use of the Company Products, and the use of the Company Intellectual Property in connection therewith has not, does not and will not, when conducted in substantially the same manner following the Closing, infringe upon, violate, misappropriate or make unlawful use of any Intellectual Property or other rights of any other Person or constitute unfair trade practices.  The Company has not received notice of any allegation that the use of any Company Intellectual Property or the conduct of the Business as currently conducted or proposed to be conducted would infringe upon, violate, misappropriate or make unlawful use of any Intellectual Property or other rights of any other Person, nor is the Company aware of any basis for such a claim.  To the Knowledge of the Company, no Person is misappropriating, infringing, violating or making unlawful use of any Company Intellectual Property, nor is the Company aware of any basis for such a claim.  There is no Action pending or, to the Knowledge of the Company, threatened alleging that the conduct of the Business infringes upon, violates or constitutes the unauthorized use of the Intellectual Property or other rights of any other Person, nor is the Company aware of any basis for such a claim.  The Company has not threatened to bring, and the Company has not brought, any Action regarding the ownership, use, validity or enforceability of any Company Intellectual Property.

(g)                                  The consummation of the transactions contemplated hereby will not result in the loss or impairment of any Company’s ownership or other rights in and to any of the Company Intellectual Property or under any of the License Agreements, require the Company to grant to any third party any right to any Company Intellectual Property or obligate the Company to pay any royalties or other amounts to any third party in excess of any amounts payable to such third parties prior to the Closing, nor will the consummation of the transactions contemplated hereby require the approval or consent of any Governmental Authority or other Person in respect of any Company Intellectual Property.

(h)                                 Section 3.22(h) of the Disclosure Schedule lists all Software (other than off-the-shelf or shrink wrap software) which is owned, licensed or otherwise used by the Company and indicates whether such Software is subject to an escrow agreement and/or license agreement and, if so, indicates where such Software is held in escrow and identifies such license agreement.  No rights in the Software have been transferred to any third party.

(i)                                     Section 3.22(i) of the Disclosure Schedule lists all Software or other material that is distributed as Open Source Software or “free software” in connection with the operation of the Business (the “Open Source Materials”).  All of the Open Source Materials used by the Company in connection with the Acquired Assets or the Licensed Software have been used in compliance with the terms of each respective license.  The Company has not used Open Source Materials that create, or purport to create, obligations for the Company with respect to the Acquired Assets or the Business or grant, or purport to grant, to any third party, any rights or immunities under any Company Intellectual Property (including, but not limited to, using any Open Source Materials that require, as a condition of use, modification or distribution of the Open Source Materials that other Software incorporated into, derived from or distributed with the Open Source Materials be (x) disclosed or distributed in source code form, (y) be licensed for the purpose of making derivative works or (z) be redistributable at no charge).

(j)                                    The Company has taken all reasonable steps in accordance with normal industry practice to protect the Company Intellectual Property, including all rights in confidential information and Trade Secrets included in the Company Intellectual Property.  Except pursuant to enforceable confidentiality obligations in favor of the Company, there has been no disclosure to any third party of any confidential information or Trade Secrets included in the Company Intellectual Property.  No current or former employee, consultant, contractor, partner or investor of the Company is in unauthorized possession of any of the Trade Secrets or Software included in the Company Intellectual Property.

(k)                                 Section 3.22(k) of the Disclosure Schedule describes all databases and organized or structured collections of data used by the Company (the “Databases”).  Following the Closing, the Databases will have at least the same information and functionality as exists prior to the Closing.  No Person (other than the Company) has any right, title or interest in or to any of the information contained in any of the Databases and the Company has not sold, assigned, leased, transferred, permitted the use of or otherwise disclosed to any Person any information contained in any of the Databases, including any Personally Identifiable Information.  The Company has complied and is in compliance with all applicable privacy Laws, and all information contained in the Databases has been collected, used and maintained in accordance with all applicable privacy Laws.  The Company has the right to sell and assign all of its rights in and to the Databases and all information contained therein, and any such sale and assignment will not violate any privacy policy applicable to any Personally Identifiable Information contained therein at the time it was collected.

3.23                  Accounts Receivable and Accounts Payable.

(a)                                 All accounts receivable of the Company (i) have arisen from bona fide transactions in the ordinary course of business consistent with past practice, (ii) represent valid and enforceable obligations, (iii) will be fully collected in the aggregate face amounts thereof when due without resort to litigation and without offset or counterclaim, and (iv) are owned by the Company free and clear of all Liens. No discount or allowance from any such receivable has been made or agreed to and none represents billings prior to actual sale of goods or provision of services. There is no obligor of any such account receivable has refused or threatened to refuse to pay its obligations for any reason and, to the Knowledge of the Company, no such obligor has been declared bankrupt by a Court of competent jurisdiction or that is subject to any bankruptcy proceeding.  Section 3.23(a) of the Disclosure Schedule is a complete and accurate accounts receivable aging report as of the date hereof.

(b)                                 All accounts payable and accrued expenses of the Company have arisen only from bona fide transactions in the ordinary course of business consistent with past practice, and no such account payable or accrued expense is, or as of the Closing Date will be, delinquent in its payment. Section 3.23(b) of the Disclosure Schedule is a complete and accurate accounts payable aging report as of the date hereof.

3.24                  Absence of Restrictions on Business Activities.  There is no Contract or Order binding upon the Company or any of the Acquired Assets which has had or could reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or the Buyer, any acquisition of property (tangible or intangible) by the Company or the Buyer, the conduct of business by the Company or the Buyer, or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any Person.  Without limiting the generality of the foregoing, the Company has not entered into any Contract under which it is restricted, or under which the Buyer would be restricted following the Closing, from selling, licensing, manufacturing or otherwise distributing any Company Products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.

3.25                  Certain Business Practices.  Neither the Company or any manager, officer, employee or agent of the Company on behalf of the Company, nor any Member, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other unlawful payment.

3.26                  Anti-Terrorism Laws; Trading with the Enemy.

(a)                                 The Company is not in violation of any Anti-Terrorism Law and has not engaged in or conspired to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b)                                 The Company has not engaged, nor does it intend to engage, in any business or activity prohibited by the Trading with the Enemy Act.

3.27                  Books and Records.  The books and records of the Company delivered or made available to the Buyer are complete and accurate and reflect the assets, liabilities, prospects, business, financial condition and results of operations of the Business and have been maintained in accordance with prudent business practices.  The minute books of the Company contain accurate and complete records of all meetings held by, and actions taken by, the Members or managers of the Company, and no meeting of the Members or any of the managers has been held where material matters were approved, voted upon or acted upon for which minutes have not been prepared and are not contained in such minute books.

3.28                  Internal Controls.  The Company maintains a system of internal control over financial reporting sufficient to provide reasonable assurance (a) that the Company maintains records that in reasonable detail accurately and fairly reflect their respective transactions and dispositions of assets, (b) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (c) that transactions, receipts and expenditures are executed only in accordance with authorizations of management and the Company’s Board of Directors and (d) regarding prevention or timely detection of the unauthorized access, acquisition, use or disposition of the Company’s assets.  The Company (x) has no significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) has disclosed to the Buyer any and all material fraud committed by management or other employees who have a significant role in the Company’s internal control over financial reporting.  The Company has provided to the Buyer true and complete copies of any correspondence with outside accounting firms relating to reviews, audits or other procedures with respect to the Company’s financial statements and internal controls.

3.29                  Relationships with Clients and Vendors.

(a)                                 Section 3.29(a) of the Disclosure Schedule sets forth a list of each client of the Company that has generated greater than $10,000 in revenue during the Company’s 2011 or 2012 fiscal year and the eight-month period ending on August 31, 2013 (each, a “Material Client”).  There are not, and have not been, any material disputes with any Material Client.  No Material Client has cancelled, terminated, or otherwise altered its relationship with the Seller nor has any current client of the Seller notified the Seller of any intention to do so or otherwise threatened to cancel, terminate or materially alter its relationship with the Seller.  There has been no material reduction in the rate or amount of services provided to and paid by any current client of the Seller.

(b)                                 Section 3.29(b) of the Disclosure Schedule sets forth a list of each vendor of the Company that has supplied to the Seller any product or service relating to the Business during the Seller’s 2011 or 2012 fiscal year and the eight-month period ending on August 31, 2013 (each, a “Vendor”).  There are not, and have not been, any material disputes with any

Vendor.  No Vendor has cancelled, terminated or otherwise altered its relationship with the Seller nor has any current vendor of the Seller notified the Seller of any intention to do so or otherwise threatened to cancel, terminate or materially alter its relationship with the Seller.

3.30                  Solvency.  The Company (a) has sufficient capital to carry on the Business, (b) is able to pay its debts as they mature and (c) is solvent, and the value of its assets, at a fair valuation, is greater than all of its debts.  The Company has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by any creditor, (iii) suffered the appointment of a receiver to take possession of all or any portion of its assets, (iv) suffered the attachment or judicial seizure of all or any portion of its assets, (v) admitted in writing its inability to pay its debts as they come due or (vi) made an offer of settlement, extension or composition to its creditors generally.

3.31                  No Brokers.  Except as disclosed on Schedule 3.31of the Disclosure Schedule, the Company has neither employed, either directly or indirectly, nor incurred or will incur any Liability to, any broker, finder, investment banker or other agent in connection with the transactions contemplated by this Agreement.

3.32                  Disclosure.  Neither this Agreement (including the exhibits and schedules hereto) nor any other agreement, document or certificate delivered or to be delivered to the Buyer by or on behalf of the Company pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.  There is no fact within the Knowledge of the Company that has not been disclosed in this Agreement and which could have a Company Material Adverse Effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

Each Member, severally and not jointly, represents and warrants to the Buyer as follows:

4.1                         Authority; Execution; Enforceability.  Each Member has all necessary power and authority to execute, deliver and perform his obligations under this Agreement and each Related Agreement to which he is a party and to perform all of his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by each Member of this Agreement, the performance of his obligations hereunder, and the consummation by him of the transactions contemplated hereby have been duly and validly authorized by all action on the part of each Member and, no other proceedings on the part of any Member are necessary to authorize this Agreement or to consummate the transactions so contemplated herein.  This Agreement and each Related Agreement to which each Member is party has been duly executed and delivered by each Member and constitutes a legal, valid and binding obligation of such Member, enforceable against such Member in accordance with its respective terms, subject to Enforceability Exceptions.

4.2                         Title to Company Membership Interests.  Each Member is the lawful and record and beneficial owner of, and has good and marketable title to, all of the membership interests of the Company.

4.3                         Consents and Approvals.  The execution and delivery by each Member of this Agreement, the Related Agreements to which he is a part or any instrument required by this Agreement to be executed and delivered by a Member do not, and the performance of this Agreement, the Related Agreements to which he is a part and any instrument required by this Agreement to be executed and delivered by a Member at the Closing, shall not, require any Member to obtain any Approval of any Person or Approval of, observe any waiting period imposed by, or make any filing with or notification to, any Governmental Authority, domestic or foreign.

4.4                         No Violation.  The execution and delivery by each Member of this Agreement, the Related Agreements to which each Member is a part or any other instrument or document required by this Agreement to be executed and delivered by a Member do not, and the performance of this Agreement, the Related Agreements to which a Member is a party or any other instrument or document required by this Agreement to be executed and delivered by a Member, will not (a) conflict with or violate any Law or Order, in each case, applicable to each Member or by which any of the Acquired Assets are bound, or (b) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under any Contract or Approval to which a Member is a party or by which a Member is, or a Members’ properties are, bound or affected.

4.5                         Legal Proceedings.  There is no Action pending or, to the knowledge of any Member, threatened by or against or affecting any Member or any Affiliate of a Member that would (a) give any Person the right to enjoin or rescind the transactions contemplated by this Agreement or (b) otherwise prevent any Member from (i) executing and delivering this Agreement or the Related Agreements to which such Member is a party or (ii) performing a Member’ obligations pursuant to, or observing any of the terms and provisions of, this Agreement or the Related Agreements to which a Member is a party.

4.6                         No Brokers.  Except as disclosed on Schedule 4.6 of the Disclosure Schedule, none of the Members has employed, either directly or indirectly, incurred or will incur any Liability to, any broker, finder, investment banker or other agent in connection with the transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Company and the Members:

5.1                          Organization; Good Standing and Qualification.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.2                         Authorization; Binding Obligation.  The Buyer has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by the Buyer of this Agreement, the performance of its obligations hereunder, and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all action on the part of the Buyer and, no other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement or to consummate the transactions so contemplated herein.  This Agreement has been duly and validly executed and delivered by the Buyer, and this Agreement constitutes a legal, valid, and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as limited by the Enforceability Exceptions.

5.3                         Consents and Approvals.  The execution and delivery by the Buyer of this Agreement does not, and the performance of this Agreement by the Buyer shall not, require the Buyer to obtain any Approval of any Person or Approval of, observe any waiting period imposed by, or make any filing with or notification to, any Governmental Authority.

5.4                         No Conflict.  The execution and delivery by the Buyer of this Agreement does not, and the performance of this Agreement by the Buyer will not (a) conflict with or violate the Organizational Documents of the Buyer, (b) conflict with or violate any Law or Order applicable to the Buyer or any of its properties or assets or (c) result in a breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under any material Contract to which the Buyer is a party, in any case, except where such conflict or breach would not have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated hereby.

5.5                         No Brokers.  The Buyer has neither employed, either directly or indirectly, nor incurred or will incur any Liability to, any broker, finder, investment banker or other agent in connection with the transactions contemplated by this Agreement.

5.6                         Legal Proceedings.  There is no Action pending or, to the knowledge of the Buyer, threatened by or against or affecting the Buyer that would (a) give any Person the right to enjoin or rescind the transactions contemplated by this Agreement, or (b) otherwise prevent the Buyer from (i) executing and delivering this Agreement or (ii) performing the Buyer’s obligations pursuant to, or observing any of the terms and provisions of, this Agreement.

ARTICLE VI

COVENANTS

6.1                         Public Announcements.  Neither the Company nor any Member shall, nor shall any of their respective Affiliates or agents (including accountants, lenders, counsel or investment bankers), without the prior written consent of the Buyer, issue any press release announcing the execution of this Agreement or the transactions contemplated hereby, or the Closing hereunder, otherwise make any public statements regarding the transactions contemplated hereby or otherwise publicly disclose any of the contents of this Agreement, except as may be determined in good faith by a party to be required by applicable Law and in such case, such party shall provide the other party with reasonable advance notice thereof.

6.2                         Retention of and Access to Books and Records.  After the Closing Date, the Buyer shall retain for a period consistent with the Buyer’s record-retention policies and practices the books and records relating to the Business.  The Buyer shall provide the Members and their Representatives reasonable access thereto, during normal business hours and on at least three business days’ prior written notice, for any reasonable business purpose specified by the Member in such notice, including, but not limited to, verification of Contingent Payment Amounts, preparation of financial statements or tax returns, or dealing with tax audits. After the Closing Date, each Member shall provide the Buyer and its Representatives reasonable access to such books and records of the Member relating to the Business during normal business hours and on at least three days’ prior written notice, for any reasonable business purpose specified by the Buyer in such notice.

6.3                         Litigation Cooperation.  If the Buyer or any of its Affiliates shall become engaged or participate in any Action relating in any way to the Acquired Assets, the Excluded Assets, the Assumed Liabilities or the Excluded Liabilities, the Company and each Member shall cooperate in all reasonable respects with such party in connection therewith, including, without limitation, making available to such parties, without cost, all relevant records and using its commercially reasonable efforts to make available the employees of such party or its Affiliates who are reasonably expected to be helpful with respect to such Action, provided that, to the extent practicable, such employees shall be made available in a manner so as not to interfere with their employment duties in any material respect.

6.4                         Assignment of Real Property Leases.

(a)                                 By no later than October 1, 2013, the Company shall have taken all commercially reasonable action to assign all Real Property Leases at no cost to the Buyer.  To the extent that the landlord or lessor party to a Real Property Lease does not agree to assign a Real Property Lease to the Buyer, then the Buyer shall be entitled to all Losses resulting therefrom, and all such amounts shall be subject to the Buyer’s right of set-off set forth in Section 2.3. The Company shall include buyer in all communications.

(b)                                 The Buyer shall have the right to re-assign to the Company up to two of the Real Property Leases to be identified by the Company [OR as listed on Section 6.4 of the Disclosure Schedule] (the “Identified Real Property Leases”).  To the extent that the landlord or lessor party to such Identified Real Property Lease does not agree to re-assign an Identified Real Property Lease, then the Buyer shall continue to make all payments required under such identified Real Property Lease or Leases on behalf of the Company, and all such amounts shall be subject to the Buyer’s right of set-off set forth in Section 2.3.  Company and Buyer shall use commercially reasonable action to mitigate any potential losses.

6.5                         Transition Matters.  The Company and each Member shall take all action reasonably requested by the Buyer to effectively transition the Business, including the Acquired Assets, from the Company to the Buyer and shall fully cooperate with the Buyer in developing and executing a detailed transition plan for the transition of the Business and the Acquired Assets promptly following the Closing.  Without limiting the generality of the foregoing, at no cost to the Buyer, the Company shall (a) forward all telephone calls, correspondence, e-mails, inquiries, sales leads and other information relating to the Business to the Buyer in a timely and professional manner, and (b) for a period of 90 days following the Closing or such longer period as the Member and the Buyer mutually agree, the Member shall provide (i) assistance and support with respect to accounting and accounts payable of the Business and (ii) access to and use of the Member’s email systems as necessary for the uninterrupted operation of the Business by the Buyer following the Closing.

6.6                         Accounts Receivable/Collections.  After the Closing, the Company shall permit the Buyer to collect, in the name of the Company, all Accounts Receivable and to endorse with the name of the Company for deposit in the Buyer’s account any checks or drafts received in payment thereof.  The Company shall promptly deliver to the Buyer any cash, checks or other property that the Company may receive after the Closing in respect of any Accounts Receivable or other assets constituting part of the Acquired Assets.

6.7                         Employment Matters.

(a)                                 On or before the Closing Date, the Buyer may offer employment to any employee of the Company as of the Closing Date as the Buyer may elect on terms acceptable to the Buyer.  The Company shall cooperate with and assist the Buyer in its efforts to secure satisfactory employment arrangements with such employees, including providing access to such employees as requested by the Buyer.  Any such employee accepting a position with the Buyer hereunder, as well as the Designated Employee, shall be referred to as a “Transferred Employee” and such Transferred Employee’s employment with the Company shall terminate effective as of the commencement date of employment with the Buyer or any of its Affiliates (with respect to each Transferred Employee, the “Transition Date”).  The Company consents to the hiring of the Transferred Employees by the Buyer or any of its Affiliates and waives in perpetuity any claims or rights arising under any non-competition, confidentiality, employment, assignment of inventions or similar Contract to which any Transferred Employee is a party after the Closing Date (other than such rights that are assigned to the Buyer pursuant to this Agreement).  All Transferred Employees shall be employees at-will of the Buyer, subject to the Buyer’s employment policies, and nothing herein shall obligate the Buyer to employ any Transferred Employee for any specific time period.

(b)                                 As promptly as practicable, but in no event later than such date as is required by Law, the Company shall (i) pay to each Transferred Employee all wages and other compensation earned through the Transition Date, (ii) reimburse each Transferred Employee for all reimbursable expenses incurred by him or her through the Transition Date, (iii) make all required contributions to any Employee Benefit Plans (if permissible, or if not, pay any amounts directly to each Transferred Employee) if such Transferred Employee is a participant in such plan and would otherwise be eligible for such contribution assuming he or she continued his or her employment with the Company until the end of the relevant period, such period payment to be prorated based on the number of days of such Transferred Employee’s employment with the Company in the relevant period and (iv) make all other payments as may be owed to any employee either under any Contract, in accordance with any Company policy or practice or required by applicable Law.

(c)                                  The Buyer shall not have any Liability with respect to any current or former Company Employee, including, without limitation, any Transferred Employee, arising from such Company Employee’s employment or engagement with the Company or the termination of such Company Employee’s employment or engagement with the Company.

Without limiting the generality of the foregoing, from and after the Closing Date, the Company shall remain solely responsible for any and all Liabilities in respect of the Company Employees and their beneficiaries and dependents, relating to or arising in connection with or as a result of (i) the employment or engagement or the actual or constructive termination of employment or engagement of any such Company Employee by the Company (including, without limitation, in connection with the consummation of the transactions contemplated by this Agreement), (ii) the participation in or accrual of benefits or compensation under, or the failure to participate in or to accrue compensation or benefits under, or the operation and administration of, any Employee Benefits Plan or other employee or retiree benefit or compensation plan, program, practice, policy, agreement or arrangement of the Company and (iii) accrued but unpaid salaries, wages, bonuses, incentive compensation, vacation or sick pay or other compensation or payroll items (including, without limitation, deferred compensation).  Further, the Company shall remain responsible for the payment of any and all retention, change in control, severance or other similar compensation or benefits which are or may become payable in connection with the consummation of the transactions contemplated by this Agreement.  The Company shall be responsible for timely compliance with all federal, state and local Laws with respect to the effect to any of its employees of the transactions contemplated by this Agreement or by any Related Agreement.  The Company shall, to the extent required by Law, provide COBRA coverage to all employees of the Company who have a “qualifying event” under Section 4980B of Code.

(d)                                 To the extent allowed by applicable Law, the Company shall provide the Buyer access to examine all personnel records for all Transferred Employees to the extent reasonably requested by the Buyer.

(e)                                  It is expressly agreed that the provisions of this Section 6.6 are not intended to be for the benefit of, or otherwise enforceable by, any third party, including any Company Employee, and no Company Employee (or any dependents of such employees) will be treated as third party beneficiaries in or under this Agreement.

(f)                                   To the extent allowed by applicable Law, the Company shall provide the Buyer access to examine all personnel records for all Transferred Employees to the extent reasonably requested by the Buyer.

(g)                                  It is expressly agreed that the provisions of this Section 6.6 are not intended to be for the benefit of, or otherwise enforceable by, any third party, including any Company Employee, and no Company Employee (or any dependents of such employees) will be treated as third party beneficiaries in or under this Agreement.

6.8                         GAAP Compliant Auditable Financial Statements.  The Company shall, by no later than thirty (30) days from the Closing Date (or such other date as the Buyer may agree to), cause the Financial Statements to become GAAP compliant, at the Company’s sole cost and expense.  After Company has compiled GAAP compliant Financial Statements, Buyer shall retain an outside Certified Public Accounting Firm to perform GAAP compliant audits for the look back financials.  During this audit, the Company shall provide all required documents and support to facilitate such process at Company expense. Should Company fail to comply with this covenant, all additional fees and costs related to the conditions of the financial statements and audit incurred by Buyer shall be subject to the Buyer’s right of set-off set forth in Section 2.3.

ARTICLE VII

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION

7.1                         Survival of Representations, Warranties and Covenants.  Subject to the provisions of this Article VII, each of the representations and warranties contained in this Agreement or in any other agreement, exhibit, schedule, certificate, instrument or other writing delivered by or on behalf of the Buyer, the Company or the Members pursuant to this Agreement shall survive the Closing and shall terminate at 11:59 p.m. (EST) time on the date that is one (1) year after the Closing Date; provided, however, that the Excepted Representations shall survive the Closing and shall terminate at 11:59 p.m. (EST) time on the date that is sixty (60) days following the date of the expiration of the applicable statute of limitations (including any extension thereof) for the matter giving rise to the claim.  For convenience of reference, the date upon which any representation or warranty shall terminate is referred to herein as the “Survival Date.”  Unless otherwise expressly set forth in this Agreement, the covenants and agreements set forth in this Agreement shall survive the Closing and remain in effect indefinitely (it being understood, for the avoidance of doubt, that the phrase “covenants and agreements” does not include representations and warranties, the survival and termination of which are addressed in the first sentence of this Section 7.1).  The parties hereto hereby acknowledge and agree that the time periods set forth in this Section 7.1 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties hereto and that they intend for the time periods to be enforced as agreed by the parties hereto.

7.2                         Indemnification.

(a)                                 The Company and the Members, jointly and severally, shall indemnify, defend and hold harmless the Buyer and its Affiliates, their respective successors and assigns, and the respective officers, directors, employees and agents of each of the foregoing (the “Buyer Indemnified Persons”) from and against any and all Losses of every kind, nature or description asserted against, or sustained, incurred or accrued directly or indirectly by, any Buyer Indemnified Person which arise out of or result from or as a consequence of any of the following:

(i)                                     the breach or inaccuracy of any representation or warranty of the Company or the Members contained in Articles III or IV of this Agreement or in any Related Agreement or any certificate delivered by the Company or the Members pursuant to this Agreement, provided that, such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to “materiality” (including the word “material”), “Company Material Adverse Effect,” “knowledge” or any similar limitations or qualifications;

(ii)                                  the breach of or non-compliance with any agreement or covenant of the Company or the Members contained in this Agreement or in any Related Agreement;

(iii)                               any of the Excluded Liabilities, including the failure of the Company or other Person to honor, pay, discharge or perform any Excluded Liability;

(iv)                              any Taxes of any kind relating to or arising in connection with the transfer of the Acquired Assets to the Buyer, including any sales Taxes, any bulk sales or similar statute applicable to the transactions contemplated by this Agreement or the failure of any Person to comply with the provisions thereof;

(v)                                 the ownership of the Acquired Assets prior to the Closing and the ownership of the Excluded Assets at any time;

(vi)                              the operation of the Business prior to the Closing; or

(vii)                           any Company Indebtedness or Company Transaction Expenses not satisfied at or prior to the Closing.

(b)                                 Subject to the right of the Buyer to seek specific performance or injunctive relief to enforce the terms of this Agreement, any Losses which a Buyer Indemnified Person is entitled to recover pursuant to Section 7.2(a) shall be satisfied pursuant to the Buyer’s right of set-off in Section 2.3.  Any Losses that become payable to a Buyer Indemnified Person pursuant to Section 7.2(a) that are not satisfied in accordance with the preceding sentence shall be payable by the Company and the Members, jointly and severally, upon demand by wire transfer of immediately available funds to an account or accounts designated in writing by the Buyer.

7.3                         Limitations on Indemnification.  Subject to the provisions of Section 7.7:

(a)                                 no indemnification shall be payable to a Buyer Indemnified Person as a result of any Losses arising under Section 7.2(a)(i) until the aggregate amount of all Losses incurred by all Buyer Indemnified Persons exceeds $25,000 (the “Basket”), whereupon (subject to Section 7.3(b) below) the Buyer Indemnified Persons shall be entitled to receive the amount of all Losses, including the Basket; provided, however, that the foregoing shall not apply to any Losses resulting from or arising out of any breach or inaccuracy of any of the Excepted Representations;

(b)                                 the maximum aggregate Losses payable to the Buyer Indemnified Persons pursuant to Section 7.2(a)(i) shall be an amount equal to $250,000; provided, however, that the foregoing shall not apply to any Losses resulting from or arising out of any breach or inaccuracy of any of the Excepted Representations; and

(c)                                  the maximum aggregate Losses payable to the Buyer Indemnified Persons pursuant to Section 7.2(a)(ii) through 7.2(a)(viii) shall be an amount equal to the aggregate Contingent Payment Amounts that are payable or that become payable to the Company pursuant to Section 2.2.

7.4                         Indemnification Process.

(a)                                 Any Buyer Indemnified Person seeking indemnification under this Article VII (including in connection with a Third Party Claim) shall give the Company notice of any matter (a “Notice of Claim”) which such Buyer Indemnified Person has determined has given rise to or would reasonably be expected to give rise to a right of indemnification under this Agreement, stating the amount of the Loss, if known (each, a “Loss Estimate”) and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises as promptly as practicable after becoming aware of such matter; provided, however, that the failure so to provide such Notice of Claim will not affect the rights of Buyer Indemnified Persons to obtain indemnification hereunder.  Notwithstanding the foregoing, no claim shall be brought under this Article VII with respect to an event of indemnification described in Section 7.2(a)(i) unless a Buyer Indemnified Person, at any time prior to the applicable Survival Date, gives the Company a Notice of Claim with respect to such claim.  If a Notice of Claim has been given on or prior to the applicable Survival Date, the relevant representations and warranties shall survive as to such claim until the claim has been finally resolved.

(b)                                 Claims for indemnification hereunder resulting from the assertion of liability by third parties (each, a “Third Party Claim”) shall be subject to the following terms and conditions:

(i)                                     The Buyer Indemnified Person may defend any Third Party Claim with counsel of its own choosing, and shall act in a commercially reasonable manner and in accordance with its good faith business judgment in handling such Third Party Claim.  All costs (including attorneys’ fees) incurred by the Buyer Indemnified Person in defending any Third Party Claim that may give rise to indemnification under Section 7.2(a) shall be satisfied as such costs are incurred in the same manner as Losses are satisfied pursuant to Section 7.2(b).  If the Buyer Indemnified Person elects not to defend such Third Party Claim, the Buyer Indemnified Person shall promptly provide notice to the Company.  The Company shall have ten (10) days to advise the Buyer Indemnified Person whether the Company accepts the defense of such claim, and the Company shall have no obligation to the Buyer Indemnified Person for legal fees incurred by the Buyer Indemnified Person after the date of any assumption of the defense by the Company.  If the Company determines to accept the defense of such Third Party Claim, it shall defend such Third Party Claim with counsel of its own choice that is reasonably satisfactory to the Buyer Indemnified Person and at its own expense, provided that, the Buyer Indemnified Person shall have the right to be represented by its own counsel at its own expense.  If the Company fails to undertake the defense of or settle or pay any such Third Party Claim within ten (10) days after the Buyer Indemnified Person has given written notice to the Company of the claim, or if the Company, after having given such notification to the Buyer Indemnified Person, fails within ten (10) days, or at any time thereafter, to defend to the reasonable satisfaction of the Buyer Indemnified Person, settle or pay such claim, then the Buyer Indemnified Person may take any and all necessary action to dispose of such claim, and any costs (including attorneys’ fees) incurred by the Buyer Indemnified Person in so doing with respect to any Third Party Claim that may give rise to indemnification under Section 7.2(a) shall be satisfied as such costs are incurred in the same manner as Losses are satisfied pursuant to Section 7.2(b).

(ii)                                  The Company and the Buyer Indemnified Person shall make available to each other and their counsel and accountants all books and records and information relating to any Third Party Claims, keep each other apprised as to the details and progress of all proceedings relating thereto and render to each other such assistance as may be reasonably required to ensure the proper and adequate defense of any and all Third Party Claims.

(iii)          The party controlling the defense of a Third Party Claim may settle such Third Party Claim on any terms which it may deem reasonable, provided that, the Company shall not without the Buyer Indemnified Person’s prior written consent settle or compromise such proceeding, claim or demand, or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Buyer Indemnified Person of a written release from all liability in respect of such proceeding, claim or demand.

7.5        Other Claims.  A claim for indemnification for any matter not involving a third-party claim shall be asserted by a Buyer Indemnified Party to the Indemnifying Party in writing, setting forth specifically the obligation with respect to which the claim is made, the facts giving rise to and the alleged basis for such claim and, if known or reasonably ascertainable, the amount of the liability asserted or which may be asserted by reason thereof, but any failure to so notify the Indemnifying Party shall not relieve it from any liability that it may have to the Indemnified Party other than to the extent the Indemnifying Party is actually prejudiced thereby.

7.6        Fraud and Related Claims; Characterization of Payments.  Notwithstanding any provision of this Agreement to the contrary, nothing contained in this Agreement shall in any way limit, impair, modify or otherwise affect the rights of a Buyer Indemnified Person to bring any claim, demand, suit or cause of action otherwise available to such Buyer Indemnified Person based upon, or to seek or recover any Losses arising from or related to, nor shall any of the limitations set forth in Section 7.3 apply with respect to, an allegation or allegations of fraud or willful or intentional misrepresentation or omission of a material fact in connection with this Agreement or any of the Related Agreements or the transactions contemplated hereby and thereby.  The parties agree that any payment pursuant to an indemnification obligation under this Article VII shall be treated for Tax purposes as an adjustment to the Purchase Price.  If, notwithstanding the treatment required by the preceding sentence, any indemnification payment under this Article VII is determined to be taxable to a Buyer Indemnified Person, such Buyer Indemnified Person shall also be entitled to indemnification for any Taxes incurred by reason of the receipt of such payment and any Losses incurred by the Buyer Indemnified Person in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes) payable in accordance with Section 7.2(b).

7.7        Insurance Claims.  If Losses with respect to any claim for indemnification under Section 7.2 may be covered by an insurance policy of the Company, at the request of a Buyer Indemnified Person and without further consideration, the Company shall use commercially reasonable efforts to seek and recover all payments under any such insurance policy to which the Company may be entitled with respect to such Losses and pay over such amounts to the applicable Buyer Indemnified Person, subject to the provisions of Sections 7.3(b) and 7.3(c).

7.8        Duty to Mitigate. Each Buyer Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss to the extent commercially reasonable.

ARTICLE VIII

MISCELLANEOUS

8.1        Entire Agreement.  This Agreement, together with the schedules and exhibits attached hereto, the Related Agreements and all other ancillary agreements, documents and instruments to be delivered in connection herewith contain the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior agreements, either oral or written.  The parties hereto agree that, notwithstanding any access to information by any party or any right of any party to this Agreement to investigate the affairs of any other party to this Agreement, the party having such access and right to investigate shall have the right to rely fully upon the representations and warranties of the other party expressly contained in this Agreement and on the accuracy of any schedule, exhibit or other document attached hereto or referred to herein or delivered by such other party or pursuant to this Agreement.

8.2        Assignment.  This Agreement shall not be assignable by operation of Law or otherwise by the Company or the Members without the consent of the Buyer.

8.3        Amendment and Waiver.  This Agreement may be amended only by an instrument in writing specifically amending this Agreement signed by the Buyer, the Company and the Members.

8.4        Expenses.  Each of the parties shall bear its own fees, costs and expenses incurred in connection with this Agreement (including the preparation, negotiation and performance hereof) and the transactions contemplated hereby (including fees and disbursements of attorneys, accountants, agents, representatives and financial and other advisors) (collectively, the “Transaction Expenses”).  The Company and the Members shall pay any filing fee that is required to be paid to any Governmental Authority as a result of the transactions contemplated by this Agreement.  Notwithstanding the foregoing, in the event that a party institutes an Action to enforce its rights under this Agreement or any Related Agreement, the prevailing party in such Action shall be entitled to recover its reasonable costs and expenses (including reasonable attorneys’ fees) incurred in connection with such Action from the losing party.

8.5        Counterparts.  This Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of all parties, but all of which counterparts when taken together will constitute one and the same agreement.

8.6        Governing Law; Venue.  This Agreement shall be governed by the Laws of the State of Texas without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or any other jurisdictions) that would cause application of the Laws of any jurisdiction other than the State of Texas.  All Actions arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in the State of Texas.  Each of the parties to this Agreement irrevocably submits to the exclusive jurisdiction of the state courts of Texas and to the jurisdiction of the United States District Court for the District of Texas, for the purpose of any Action arising out of or relating to this Agreement and each of the parties to this Agreement irrevocably agrees that all claims in respect to such Action may be heard and determined exclusively in any Texas state or federal court sitting in the State of Texas.  Each of the parties to this Agreement consents to service of process by delivery pursuant to Section 8.10 hereof and agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

8.7        Specific Performance.  The rights and remedies of the parties hereto shall be cumulative.  The transactions contemplated by this Agreement are unique transactions and any failure on the part of any party to complete the transactions contemplated by this Agreement on the terms of this Agreement will not be fully compensable in damages and the breach or threatened breach of the provisions of this Agreement would cause the other parties hereto irreparable harm.  Accordingly, in addition to and not in limitation of any other remedies available to the parties hereto for a breach or threatened breach of this Agreement, the parties shall be entitled to seek specific performance of this Agreement and seek an injunction restraining any such party from such breach or threatened breach.

8.8        Interpretation.  The schedules and exhibits attached hereto are an integral part of this Agreement.  All schedules and exhibits attached to this Agreement are incorporated herein by this reference and all references herein to this “Agreement” shall mean this Agreement together with all such schedules and exhibits.  When a reference is made in this Agreement to Sections, subsections, schedules or exhibits, such reference shall be to a Section, subsection, schedule or exhibit to this Agreement unless otherwise indicated.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The word “herein” and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article.  The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The term $ shall mean dollars of the United States of America.  As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof whenever the context and facts require such construction.

8.9        Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

8.10      Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested or by facsimile, with confirmation as provided above addressed as follows:

If to the Buyer:

Timios, Inc.
5716 Corsa Avenue, Suite 102
Westlake Village, CA 91362
Attention:	Trevor Stoffer
Facsimile:	(800) 858-0275

with a copy (which will not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
666 Third Avenue
New York, NY 10017
Attention:	Jeffrey P. Schultz, Esq.
Facsimile:	(212) 983-9115

If to the Company or the Members, addressed to:
Adobe Title, L.L.C.
3300 Oak Lawn Avenue
Dallas, TX 75219
Attention:	Hudson Henley, Esq.
Email:	ghenley@henleylawpc.com, hhenley@henleylawpc.com
Facsimile:	(214) 821-0124

with a copy (which will not constitute notice) to:
Henley & Henley PC.
3300 Oak Lawn Avenue
Dallas, TX 75219
Attention:	Geoff Henley, Esq.
Email:	ghenley@henleylawpc.com, hhenley@henleylawpc.com
Facsimile:	(214) 821-0124

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.  All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next Business Day after the date when sent, (c) in the case of facsimile transmission, upon confirmed receipt, and (d) in the case of mailing, on the second Business Day following the date on which the piece of mail containing such communication was posted.

8.11      Representation by Counsel.  Each party hereto acknowledges that it has been or has had an opportunity to be advised by legal counsel retained by such party in its sole discretion.  Each party acknowledges that such party has had a full opportunity to review this Agreement and all related exhibits, schedules and ancillary agreements and to negotiate any and all such documents in its sole discretion, without any undue influence by any other party hereto or any third party.

8.12      Construction.  The parties have participated jointly in the negotiations and drafting of this Agreement and in the event of any ambiguity or question of intent or interpretation, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

8.13      Waivers.  No waiver by any party, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of the party’s rights under such provisions at any other time or a waiver of the party’s rights under any other provision of this Agreement.  No failure by any party to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by the other party.  To be effective any waiver must be in writing and signed by the waiving party.

8.14      Third Party Beneficiaries.  Nothing express or implied in this Agreement is intended to confer, nor shall anything herein confer, upon any Person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities whatsoever, except to the extent that such third person is an indemnified person in respect of the indemnification provided in accordance with Article VII of this Agreement.  The representations and warranties contained in this Agreement are for the sole benefit of the parties hereto and no other Person may rely on such representations and warranties for any purpose whatsoever.

8.15      Bulk Sales Law.  Each party hereby waives compliance by each other with the so-called “bulk sales law” and other similar Law in any jurisdiction in respect of the transactions contemplated by this Agreement.

8.16      Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUR OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Page to Follow]

NOW THEREFORE, the parties hereto have executed, or caused this Asset Purchase Agreement to be executed by their duly authorized representatives, as of the date first written above.

BUYER:

TIMIOS, INC.

By:	/s/ Trevor Stoffer
Name:	Trevor Stoffer
Title:	President & CEO

COMPANY:

ADOBE TITLE, L.L.C.

By:	/s/ Hudson Henley
Name:	Hudson Henley
Title:	President

MEMBERS:

/s/ Hudson Henley
HUDSON HENLEY

/s/ Geoff Henley
GEOFF HENLEY

SCHEDULE I

INDEX OF DEFINED TERMS

Accounts Receivable	Section 1.1(e)
Action	Schedule I
Affiliate	Schedule I
Agreement	Preamble
Allocation Schedule	Section 2.4
Anti-Terrorism Laws	Schedule I
Approval	Schedule I
Assigned Contracts	Section 1.1(a)
Assumed Liabilities	Section 1.3
Base Purchase Price	Section 2.1
Bill of Sale	Section 1.6(a)
Books and Records	Section 1.1(g)
Business	Recitals
Business Day	Schedule I
Business Licenses	Section 3.7(a)
Buyer	Preamble
Buyer Indemnified Persons	Section 7.2(a)
Cash Consideration	Section 2.1
CERCLA	Schedule I
Closing Date	Section 1.5
Closing	Section 1.5
COBRA	Schedule I
Code	Schedule I
Company	Preamble
Company Employee	Schedule I
Company Indebtedness	Schedule I
Company Intellectual Property	Schedule I
Company Material Adverse Change	Section 3.13
Company Material Adverse Effect	Schedule I
Company Products	Schedule I
Company Transaction Expenses	Schedule I
Contingent Payment Amount	Section 2.2(a)
Contracts	Schedule I
Control	Schedule I
Copyright Assignment	Section 1.6(d)
Copyrights	Schedule I
Cost of Goods	Schedule 2.5
Court	Schedule I
Databases	Section 3.22(l)
Designated Employee	Recitals
Disclosure Schedule	Article III

Dispute Accounting Firm	2.2(3)
Employee Agreement	Section 3.16(a)
Employee Benefit Plan	Schedule I
Employment Agreement	Recitals
Enforceability Exceptions	Section 3.4
Environmental Laws	Schedule I
ERISA	Schedule I
ERISA Affiliate	Schedule I
Excepted Representations	Schedule I
Excluded Assets	Section 1.2
Excluded Contracts	Section 1.2(a)
Excluded Liabilities	Section 1.4
Financial Statements	Section 3.12(a)
GAAP	Schedule I
Governmental Authority	Schedule I
Government Bid	Schedule I
Government Contracts	Schedule I
Gross Revenue	Section 2.2(f)
Indebtedness	Schedule I
Intellectual Property	Schedule I
Interim Balance Sheet	Section 3.12(a)
Interim Financial Statements	Section 3.12(a)
IRS	Schedule I
Knowledge	Schedule I
Laws	Schedule I
Leased Personal Property	Section 3.10
Leased Real Property	Section 3.9(a)
Liabilities	Schedule I
License Agreements	Section 3.22(b)
Licensed Intellectual Property	Section 3.22(b)
Lien	Schedule I
Loss Estimate	Section 7.4(a)
Losses	Schedule I
Material Client	Section 3.29(a)
Materials of Environmental Concern	Schedule I
Maximum Contingent Payment Amount	Section 2.2(a)
Measurement Period	Section 2.2(b)
Members	Recitals
Net Revenue Objection Notice	Section 2.2(e)
Non-Competition Agreement	Recitals
Notice of Claim	Section 7.4(a)
Open Source Materials	Section 3.22(i)
Order	Schedule I
Organizational Documents	Schedule I
Patent Assignment	Section 1.6(c)
Patents	Schedule I

Person	Schedule I
Personal Property Leases	Section 3.10
Personally Identifiable Information	Schedule I
Premises	Section 3.9(b)
Prior Actions	Section 3.14(b)
Promissory Note	Section 2.2(f)
Purchase Price	Section 2.1
Real Property Leases	Section 3.9(a)
Regulation	Schedule I
Related Agreements	Schedule I
Scheduled Contracts	Section 3.19(a)
Software	Schedule I
Subsidiary	Schedule I
Survival Date	Section 7.1
Tax or Taxes	Schedule I
Tax Return	Schedule I
Third Party Claim	Section 7.4(b)
Trade Secrets	Schedule I
Trademark Assignment	Section 1.6(b)
Trademarks	Schedule I
Trading with the Enemy Act	Schedule I
Transaction Expenses	Section 8.3
Transfer Documents	Section 1.6
Transferred Employee	Section 6.6(a)
Transition Date	Section 6.6(a)
USPTO	Section 3.22(a)
Vendor	Section 3.29(b)
WARN	Schedule I

TABLE OF DEFINITIONS

“Action” means any suit, action, arbitration, cause of action, claim, complaint, prosecution, audit, inquiry, investigation, governmental or other proceeding, whether civil, criminal, administrative, investigative or informal, at law or at equity, before or by any Governmental Authority, arbitrator or other tribunal.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person; including any partnership or joint venture in which the Company (either alone, or through or together with any other Subsidiary) has, directly or indirectly, an interest of 10% or more; and “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or other securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Anti-Terrorism Laws” means any applicable Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA PATRIOT Act, applicable Laws comprising or implementing the Bank Secrecy Act and applicable Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).

“Approval” means any license, permit, consent, approval, authorization, registration, filing, waiver, exemption, clearance, qualification or certification, including all pending applications therefor or renewals thereof, issued by, made available by or filed with any Government Authority.

“Business Day” means any day other than a Saturday, Sunday or day on which banks are permitted to close in the State of New York.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“COBRA” means the group health plan continuation coverage requirements of Section 4980B of the Code, Sections 601 through 608 of ERISA and the applicable provisions of the American Recovery and Reinvestment Act of 2009.

“Code” means the Internal Revenue Code of 1986, as amended, and all Regulations promulgated thereunder.

“Company Employee” means any individual who is or was employed or engaged as a consultant or independent contractor by the Company on or at any time prior to the Transition Date.

“Company Indebtedness” means any Indebtedness of the Company outstanding as of immediately prior to the Closing plus any costs or expenses arising or resulting from the payment of any such Indebtedness prior to the Closing (including any pre-payment fees or penalties).

“Company Intellectual Property” means all Intellectual Property owned, licensed, used or held by the Company.

“Company Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), properties, prospects, operations or results of operations of the Company or the Company’s ability to perform its obligations as contemplated by this Agreement or any Related Agreement.

“Company Products” means title insurance and escrow services within the state of Texas.

“Company Transaction Expenses” means all Transaction Expenses of the Company outstanding as of immediately prior to the Closing.

“Contract” means any loan agreement, indenture, letter of credit (including related letter of credit applications and reimbursement obligations), mortgage, security agreement, pledge agreement, deed of trust, bond, note, guarantee, surety obligation, warranty, license, franchise, permit, power of attorney, invoice, purchase order, sales order, lease, endorsement agreement, and any other agreement, contract, instrument, obligation, offer, commitment, plan, arrangement, understanding or undertaking, written or oral, express or implied, to which a Person is a party or by which any of its properties, assets or Intellectual Property are bound, in each case as amended, supplemented, waived or otherwise modified.

“Court” means any court or arbitration tribunal of any country or territory, or any state, province or other subdivision thereof.

“Employee Benefit Plans” means each plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, pension, retirement, cash balance, money purchase, savings, profit sharing, annuity, deferred compensation, bonus, incentive (including cash, equity option, equity bonus, equity appreciation, phantom equity, restricted equity and equity purchase), medical, dental, vision, hospitalization, long-term care, prescription drug and other health, employee assistance, cafeteria, flexible benefits, life insurance, short and long term disability, vacation pay, severance or other termination pay, other welfare and fringe benefit or remuneration of any kind, whether written or unwritten or otherwise funded or unfunded, including all employee benefit plans within the meaning of Section 3(3) of ERISA which is or has been sponsored, maintained, contributed to or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any employee, officer, manager or member of the Company or under which the Company or any ERISA Affiliate has or may have any current or future liability or obligation.

“Environmental Law” means any Law or Order relating to the environment or occupational health and safety, including any Law or Order pertaining to (i) treatment, storage, disposal, generation and transportation of Materials of Environmental Concern; (ii) air, water and noise pollution; (iii) the protection of groundwater, surface water or soil; (iv) the release or threatened release into the environment of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping; or (v) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles used for Materials of

Environmental Concern.  As used above, the terms “release” and “environment” shall have the meaning set forth in CERCLA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all Regulations promulgated thereunder.

“ERISA Affiliate” means any person, trade, business or other entity treated as a single employer with the Company under Section 414 of the Code or Section 4001(a)(14) of ERISA.

“Excepted Representations” means the representations and warranties set forth in Sections 3.1—3.6, 3.8, 3.11, 3.16(e)—(f), 3.17, 3.18, 3.22(e), 3.25, 3.26, and 4.1—4.4 hereof.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means: (a) any nation, state, county, city, town, municipality, or other jurisdiction of any nature; (b) any federal, state, municipal or local governmental or quasi-governmental entity or authority of any nature; (c) any Court or tribunal exercising or entitled to exercise judicial authority or power of any nature; (d) any multinational organization or body exercising any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature; and (e) any department or subdivision of any of the foregoing, including any commission, branch, board, bureau, agency, official or other instrumentality exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Government Bid” means any offer, proposal or quote made by the Company prior to the Closing Date which is outstanding and which, if accepted, would result in a Government Contract.

“Government Contract” means any contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, blanket purchasing agreement, Federal Supply Schedule contract, pricing agreement, CRADA, letter agreement, grant or other similar Contract of any kind, between the Company, on the one hand, and (a) any Governmental Authority, (b) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (c) any subcontractor with respect to any Contract of a type described in clauses (a) or (b) of this definition, on the other hand.  A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Indebtedness” means Liabilities (including Liabilities for principal, accrued interest, penalties, fees and premiums) (i) for borrowed money, or with respect to deposits or advances of any kind (other than deposits, advances or excess payments accepted in connection with the sale of products or services in the ordinary course of business), (ii)  evidenced by bonds, debentures, notes or similar instruments, (iii) upon which interest charges are customarily paid (other than obligations accepted in connection with the purchase of products or services in the ordinary course of business), (iv) under conditional sale or other title retention agreements, (v)  issued or assumed as the deferred purchase price of property or services (other than accounts payable to suppliers incurred in the ordinary course of business and paid when due), (vi)  of others secured by (or for which the holder of such Liabilities has an existing right, contingent or otherwise, to be secured by) any Lien or security interest on property owned or acquired by the Person in question whether or not the obligations secured thereby have been assumed and (vii) under leases required to be accounted for as capital leases under GAAP.

“Intellectual Property” means worldwide trademarks, service marks, trade names, trade dress, designs, logos, slogans and general intangibles of like nature, together with all goodwill related to the foregoing (whether registered or not, but including any registrations and applications for any of the foregoing) (collectively, “Trademarks”); designs (whether registered or unregistered, but including any registrations and applications for any such designs and any non-disclosed designs) (collectively, “Designs”); patents (including the ideas, inventions and discoveries described therein, any pending applications, any registrations, patents or patent applications based on applications that are continuations, continuations-in-part, divisional, reexamination, reissues, renewals of any of the foregoing and applications and patents granted on applications that claim the benefit of priority to any of the foregoing) (collectively, “Patents”); works of authorship or copyrights (including any registrations, applications and renewals for any of the foregoing) and other rights of authorship (collectively, “Copyrights”); trade secrets and other confidential or proprietary information, know-how, confidential or proprietary technology, processes, work flows, formulae, algorithms, models, user interfaces, customer, supplier and user lists, databases, pricing and marketing information, inventions, marketing materials, inventions and discoveries (whether patentable or not) (collectively, “Trade Secrets”); computer programs and other Software, macros, scripts, source code, object code, binary code, methodologies, processes, work flows, architecture, structure, display screens, layouts, development tools, instructions and templates; published and unpublished works of authorship, including audiovisual works, databases and literary works; rights in, or associated with a person’s name, voice, signature, photograph or likeness, including rights of personality, privacy and publicity; rights of attribution and integrity and other moral rights; Uniform Resource Locators (URLs) and Internet domain names and applications therefor (and all interest therein), IP addresses, adwords, key word associations and related rights; all other proprietary, intellectual property and other rights relating to any or all of the foregoing; all copies and tangible embodiments of any or all of the foregoing (in whatever form or medium, including electronic media); and all rights to sue for and any and all remedies for past, present and future infringements of any or all of the foregoing and rights of priority and protection of interests therein under the Laws of any jurisdiction.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Knowledge” (and similar terms and phrases) means the actual knowledge of any of Hudson Henley and Geoff Henley, and any knowledge which was or could reasonably have been obtained by such Persons in the prudent exercise of their duties or upon due inquiry of those employees reporting thereto, whose duties would, in the normal course of business affairs, result in such employees having knowledge concerning the subject in question.

“Laws” means all laws, statutes, codes, written policies, licensing requirements, ordinances and Regulations of any Governmental Authority, including all Orders, having the effect of law in each such jurisdiction.

“Liabilities” means any debts, liabilities, obligations, claims, charges, damages, demands and assessments of any kind, including those with respect to any Governmental Authority, whether accrued or not, known or unknown, disclosed or undisclosed, fixed or contingent, asserted or unasserted, liquidated or unliquidated, whenever or however arising (including, those arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Lien” means any mortgage, easement, right of way, charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction or adverse claim of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership, or any other encumbrance or exception to title of any kind.

“Losses” means losses, damages, liabilities, demands, taxes, sanctions, deficiencies, assessments, judgments, costs, interest, penalties and expenses (including reasonable attorneys’ fees).

“Materials of Environmental Concern” means any substances, chemicals, compounds, solids, liquids, gases, materials, pollutants or contaminants, hazardous substances (including as such term is defined under CERCLA), solid wastes and hazardous wastes (including as such terms are defined under the Resource Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products, asbestos or substances containing asbestos, polychlorinated biphenyls or any other material subject to regulation under any Environmental Law.

“Measurement Period” means each of the following seventeen periods: (1) March 2014; (2) April, May and June 2014; (3) July, August and September 2014; (4) October, November and December 2014; (5) January, February and March 2015; (6)  April, May and June 2015; (7) July, August and September 2015; (8) October, November and December 2015; (9) January, February and March 2016; (10) April, May and June 2016; (11) July, August and September 2016; (12) October, November and December 2016; (13) January, February and March 2017; (14) April, May and June 2017; (15) July, August and September 2017; (16) October, November, December 2017; and (17) January, February 2018

“Open Source Software” means (i) any software that requires as a condition of use, modification and/or distribution of such software, that such software: (a) be disclosed or distributed in source code, (b) be licensed for the purpose of making derivative works, and/or (c) can be redistributed only free of enforceable Intellectual Property rights, and/or (ii) any software that contains, is derived in any manner (in whole or in part) from, or statically or dynamically links against any software specified in (i).  For exemplary purposes only, and without limitation, any software modules or packages licensed or distributed under any of the following licenses or distribution models shall qualify as Open Source Software:  (a) the GNU General Public License or Lesser/Library GPL, (b) the Artistic License, (c) the Mozilla Public License, (d) the Common Public License, (e) the Sun Community Source License, and (f) the Sun Industry Standards Source License.

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of, or any settlement under the jurisdiction of any Governmental Authority.

“Organizational Documents” means, with respect to any corporation, those instruments that at the time constitute its corporate charter as filed or recorded under the Laws of the jurisdiction of its incorporation, including the articles or certificate of incorporation, organization or association, and its by-laws or memorandum of association, and with respect to any limited liability company, those instruments that at the time constitute its certificate of formation as filed or recorded under the Laws of the jurisdiction of its organization, and its operating agreement or limited liability company agreement, in each case including all amendments thereto, as the same may have been restated and, with respect to any other entity, the equivalent organizational or governing documents of such entity.

“Person” means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company or other legal entity.

“Personally Identifiable Information” means information that can be used to identify or contact Persons, which may include their first and last name, physical address, e-mail address and telephone number.

“Regulation” means any rule or regulation of any Governmental Authority.

“Related Agreements” means the Transfer Documents, the Non-competition Agreements and the Employment Agreement.

“Software” means computer programs, known by any name, including all versions thereof, and all related documentation, training manuals and materials, user manuals, technical and support documentation, source code and object code, code libraries, debugging files, linking files, program files, data files, computer and related data, field and date definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, macros, scripts, compiler directives, program architecture, design concepts, system designs, program structure, sequence and organizations, screen displays and report layouts and all other material related to any such computer programs.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, trust or other legal entity of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests in such entity.

“Tax Returns” means any and all returns, declarations, reports, claims for refunds and information returns or statements relating to Taxes, including all schedules or attachments thereto and including any amendment thereof, required to be filed with any Governmental Authority, including consolidated, combined and unitary tax returns.

“Taxes” means all taxes and governmental impositions of any kind in the nature of (or similar to) taxes, payable to any Governmental Authority, including those on or measured by or referred to as income, franchise, profits, gross receipts, capital, ad valorem, custom duties, alternative or add-on minimum taxes, estimated, environmental, disability, registration, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, health insurance, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and interest, penalties and additions to tax imposed with respect thereto.

“Trading with the Enemy Act” means the Trading with the Enemy Act of 1917, 50 U.S.C. §1, et. seq., and any Regulations thereunder, as the same may be amended from time to time.

“WARN” means the Worker Adjustment and Retraining Notification Act, as amended, and the Regulations promulgated thereunder.